EXHIBIT 1

NOTICE OF MEETING, PRESIDENT’S INVITATION LETTER TO SHAREHOLDERS AND MANAGEMENT PROXY CIRCULAR DATED FEBRUARY 28, 2005

Notice of Annual and Special Meeting

of Shareholders of Suncor Energy Inc.

The Annual and Special Meeting of Shareholders of Suncor Energy Inc. will be held on Thursday, April 28, 2005, in the Metropolitan Conference Centre, 333 Fourth Avenue SW, Calgary, Alberta, at 10:30 a.m. local time.

The meeting will have the following purposes:

•                  to receive the consolidated financial statements of the Corporation for the year ended December 31, 2004 together with the report of the auditors;

•                  to elect directors of the Corporation to hold office until the close of the next annual meeting;

•                  to appoint auditors of the Corporation to hold office until the close of the next annual meeting;

•                  to consider and, if thought fit, to pass an ordinary resolution of the independent shareholders to approve the continuation of the Corporation’s Shareholder Rights Plan and its amendment and restatement; and

•                  to transact such other business as may properly be brought before the meeting or any continuation of the meeting after an adjournment.

This Management Proxy Circular provides detailed information relating to the matters to be dealt with at the meeting and forms part of this notice.

Shareholders who cannot attend in person, or who are attending but prefer the convenience of expressing their vote in advance, may vote by Proxy. Detailed instructions on how to complete and return proxies are provided on pages 2 and 3 of this Circular. To be effective, the completed Form of Proxy must be received by our transfer agent and registrar, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, ON M5J 2Y1, at any time prior to 10:30 a.m., Calgary time, on Tuesday, April 26, 2005.

Shareholders may also vote their shares by telephone or through the internet up to 48 hours prior to the start of the meeting, using the procedures described in the enclosed Proxy.

Shareholders registered at the close of business on February 28, 2005, will be entitled to receive notice of and vote at the meeting.

By order of the Board of Directors of Suncor Energy Inc.

/s/ Janice B. Odegaard
Janice B. Odegaard
Vice President, Associate General Counsel
and Corporate Secretary

March 24, 2005

Calgary, Alberta

Invitation to Shareholders

Dear Shareholder:

On behalf of Suncor Energy Inc.’s Board of Directors, management and employees, we invite you to attend our Annual and Special Meeting of Shareholders on Thursday, April 28, 2005, to be held in the Metropolitan Conference Centre, 333 Fourth Avenue SW, Calgary, Alberta, at 10:30 a.m. local time.

The items of business to be considered at this meeting are described in the Notice of Annual and Special Meeting and accompanying Management Proxy Circular.

Your participation at this meeting is very important to us. We encourage you to vote, which can easily be done by following the instructions enclosed with this Circular.

Following the formal portion of the meeting, management will review Suncor’s operational and financial performance during 2004 and provide an outlook on priorities for 2005 and beyond. You will also have an opportunity to ask questions and to meet your directors and executives.

This year’s Management Proxy Circular is different than circulars we have published in the past. The formatting has changed and we’ve introduced other editorial improvements that we hope will make the document easier to read and understand. However, we have maintained the integrity of the document’s content, which provides full and transparent disclosure.

All of our public documents, including the 2004 Annual Report and Quarterly Reports, are available in the Investor Centre on our web site located at www.suncor.com. We encourage you to visit our web site during the year for information about our company including news releases and investor presentations. To ensure you receive all the latest news on Suncor, including the speeches of senior executives, you can use the ‘subscribe’ feature on the web site.

We look forward to seeing you at the meeting.

Yours sincerely,

/s/ JR Shaw	/s/ Rick George
JR Shaw	Rick George
Chairman of the Board	President and
Chief Executive Officer

Voting and Proxies: Questions and Answers

This Circular is furnished in connection with the solicitation by or on behalf of management of Suncor Energy Inc. (“Suncor” or the “Corporation”) of proxies (herein collectively “proxy” or “proxies”) to be used at the Annual and Special Meeting of Shareholders of Suncor to be held in the Metropolitan Conference Centre, 333 Fourth Avenue SW, Calgary, Alberta on Thursday, April 28, 2005, at 10:30 a.m. local time for the purposes indicated in the Notice of Meeting.

It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by telephone or facsimile or other similar means of communication by employees of Suncor. The cost of solicitation is borne by Suncor. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common shares of Suncor and normal handling charges will be paid for such forwarding services. The record date to determine the shareholders entitled to receive notice of and vote at the meeting is February 28, 2005.

Your vote is very important to us. If you are unable to attend the meeting or if you plan to attend but prefer the convenience of voting in advance, we encourage you to exercise your vote using any of the voting methods described below. Please read the following for answers to commonly asked questions regarding voting and proxies.

Q. Am I entitled to vote?

A. You are entitled to vote if you were a holder of common shares of Suncor Energy Inc. as of the close of business on February 28, 2005, the record date for the meeting. Each common share is entitled to one vote.

The list of registered shareholders maintained by the Corporation will be available for inspection after March 9, 2005, during usual business hours at the offices of Computershare Trust Company of Canada (“Computershare”), #600, 530 – 8th Avenue SW, Calgary, AB T2P 3S8 and will be available at the meeting.

Q. What am I voting on?

A. You will be voting on:

•      the election of directors to the Board of Directors of the Corporation until the close of the next annual meeting;

•     the appointment of PricewaterhouseCoopers LLP as auditors of the Corporation until the close of the next annual meeting; and

•      the continuation of the Corporation’s Shareholder Rights plan and its amendment and restatement.

Q. What if amendments are made to these matters or if other matters are brought before the meeting?

A. If you attend the meeting in person and are eligible to vote, you may vote on such matters as you choose. If you have completed and returned a proxy, the person named in the proxy form will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual and Special Meeting and to other matters that may properly come before the meeting. As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the meeting. If any other matters properly come before the meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

Q. Who is soliciting my proxy?

A. The management of Suncor Energy Inc. is soliciting your proxy. Solicitation of proxies is done primarily by mail, supplemented by telephone or other contact, by our employees or agents at a nominal cost, and all of these costs are paid by the Corporation.

Q. How can I vote?

A. If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the meeting or by signing and returning your form of proxy in the prepaid envelope provided or by voting using the internet at www.computershare.com/ca/proxy or by calling the following toll free number: 1-866-871-7157.

If your shares are not registered in your name but are held by a nominee, please see the questions and answers below.

Q. How can a non-registered shareholder vote?

A. If your shares are not registered in your name, but are held in the name of a nominee (usually a bank, trust company, securities broker or other financial institution), your nominee is required to seek instructions as to how to vote your shares. Your nominee will have provided you with a package of information, including these meeting materials and either a proxy or a voting form. Carefully follow the instructions accompanying the proxy or voting form.

Q. How can a non-registered shareholder vote in person at the meeting?

A. The Corporation does not have access to all the names of its non-registered shareholders. Therefore if you attend the meeting, we will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as a proxyholder. If you wish to vote in person at the meeting, insert your name in the space provided on the proxy or voting form sent to you or your nominee. In doing so you are instructing your nominee to appoint you as a proxyholder. Complete the form by following the return instructions provided by your nominee. You should report to a representative of Computershare upon arrival at the meeting.

Q. Who votes my shares and how will they be voted if I return a proxy?

A. By properly completing and returning a proxy, you are authorizing the person named in the proxy to attend the meeting and to vote your shares. You can use the enclosed proxy form, or any other proper form of proxy, to appoint your proxyholder.

The shares represented by your proxy must be voted according to your instructions in the proxy. If you properly complete and return your proxy but do not specify how you wish the votes cast, your shares will be voted as your proxyholder sees fit. Unless contrary instructions are provided, shares represented by proxies received by management will be voted:

•     FOR the election as directors of those nominees set out in this Management Proxy Circular.

•     FOR the appointment of PricewaterhouseCoopers LLP as auditors.

•     FOR the continuation of the Corporation’s Shareholder Rights Plan and its amendment and restatement.

Q. Can I appoint someone other than the individuals in the enclosed proxy to vote my shares?

A. Yes, you have the right to appoint some other person of your choice who need not be a shareholder to attend and act on your behalf at the meeting. If you wish to appoint a person other than the names that appear, then strike out those printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided. NOTE: It is important to ensure that any other person you appoint is attending the meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival at the meeting, present themselves to a representative of Computershare.

Q. What if my shares are registered in more than one name or in the name of my company?

A. If the shares are registered in more than one name, all those registered must sign the form of proxy. If the shares are registered in the name of your company or any name other than yours, you may require documentation that proves you are authorized to sign the form of proxy.

Q. Can I revoke a proxy or voting instruction?

A. If you are a registered shareholder and have returned a proxy, you may revoke it by:

1. completing and signing a proxy bearing a later date, and delivering it to Computershare; or

2. delivering a written statement, signed by you or your authorized attorney to:

(a)          the Corporate Secretary of Suncor Energy Inc. at 112 – 4th Avenue S.W., Calgary, Alberta, T2P 2V5 at any time up to and including the last business day prior to the meeting, or the business day preceding the day to which the meeting adjourned; or

(b)         to the Chairman of the meeting prior to the commencement of the meeting on any day of the meeting or the day to which the meeting is adjourned.

If you are a non-registered shareholder, contact your nominee.

Q. Is my vote confidential?

A. Your vote is confidential. Proxies are received, counted, and tabulated by our transfer agent, Computershare. Computershare does not disclose the results of individual shareholder votes, except where they contain a written comment clearly intended for management, in the event of a proxy contest, or proxy validation issue, or as necessary to meet legal requirements.

Q. How many common shares are outstanding?

A. As of the date of this circular there were 455,301,006 common shares outstanding. We have no other class or series of voting shares outstanding.

As of February 28, 2005, there is no person who, to the knowledge of our directors and officers, beneficially owns, directly or indirectly, or exercises control or direction over, common shares carrying more than 10% of the voting rights attached to all outstanding common shares.

Q. What is electronic delivery?

A. A voluntary program, electronic delivery is e-mail notification to our non-registered shareholders that documents that must be delivered pursuant to securities legislation are available on our web site. Every year, we deliver to our shareholders documentation, such as this Management Proxy Circular, that must be delivered to shareholders of a public corporation. We would like to make this process more convenient for our shareholders and propose that those non-registered shareholders who so wish, be notified by e-mail when documentation is posted on our web site. Electronic delivery will save paper, provide an environmental benefit, and reduce costs.

Q. How can I ask for electronic delivery?

A. If you are a non-registered shareholder, go to the ADP Investor Communication web site www.InvestorDeliveryCanada.com (ADP provides the proxy, financial reports and regulatory mailing service to non-registered shareholders of Suncor Energy Inc.) and follow the instructions on the screen.

You will need your Control Number and your PIN Number (you will find them on the form of proxy provided in your package).

Q. What if I have other questions?

A. If you have a question regarding the meeting, please make inquiries through:

North America: Computershare at 1-877-982-8760 www.computershare.com or the Corporate Secretary of Suncor Energy Inc. at: 403-269-8100 or www.suncor.com

Webcast of Meeting

The meeting may also be viewed via webcast on www.suncor.com commencing at 10:30 a.m. (MST) on Thursday, April 28, 2005. Shareholders may view the meeting and ask questions on line, but will not be able to vote via the webcast.

Business of the Meeting

Election of Directors

Suncor’s Articles of Incorporation stipulate there shall be not more than fifteen nor fewer than eight directors. There are currently thirteen directors. In accordance with our by-laws, the Board of Directors has determined that twelve directors will be elected at the meeting. Ms. Crocker, a director of Suncor since April 24, 2003, has advised Suncor she will not run for re-election to the Board. Suncor’s directors and management join in thanking Ms. Crocker for her service to Suncor and its shareholders.

Our management will propose at the meeting that the twelve nominees named below be elected directors. The term of office of each director is from the date of the meeting at which he or she is elected or appointed until the next annual meeting of shareholders or until a successor is elected or appointed.

Unless specified in a proxy that the common shares represented shall be withheld from voting in the election of directors, the persons named in the accompanying form of proxy intend to vote for the election of the nominees whose names appear in the table below.

Management does not expect that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the meeting, the persons named in the accompanying proxy reserve the right to vote for another nominee at their discretion unless the proxy specifies the common shares are to be withheld from voting in the election of directors.

Information for Each Person Proposed to be

Nominated for Election as a Director is as Follows:

MEL E. BENSON
(independent)
Calgary, Alberta
Current age: 56
Periods of Service as a Director:
April 19, 2000 to present
Common Shares (1): 8,780
Deferred Share Units (2): 6,205
Directors’ Options (3): 12,000

Mel Benson is President of Mel E. Benson Management Services Inc., an international management consulting firm based in Calgary, Alberta. From 1996 to 2000 Mr. Benson was the Senior Operations Advisor, African Development, Exxon Co. International. Mr. Benson is also a director of PanGlobal Energy Ltd. Mr. Benson is an active member of several charitable organizations including (STARS) Shock Trauma Air Rescue Services, Committee Chair for Northern Alberta Institute of Technology and Aboriginal organizations including the Counsel for Advancement of Native Development Officers and the Canadian Aboriginal Professional Association.

BRIAN A. CANFIELD
(independent)
Point Roberts, Washington
Current age: 66
Periods of Service as a Director:
November 10, 1995 to present
Common Shares (1): 7,010
Deferred Share Units (2): 16,659
Directors’ Options (3): 60,000

Brian Canfield is the Chairman of TELUS Corporation, a telecommunications company. Mr. Canfield is also on the board of Terasen Inc. Mr. Canfield is also a director and member of the Governance Committee of the Canadian Public Accountability Board.

BRYAN P. DAVIES
(independent)
Etobicoke, Ontario
Current age: 56
Periods of Service as a Director:
January 28, 1991 to April 23, 1996,
and April 19, 2000 to present
Common Shares (1): 12,400
Deferred Share Units (2): 12,724
Directors’ Options (3): 44,000

Bryan Davies is Superintendent, Financial Services and Chief Executive Officer of the Financial Services Commission of Ontario, an agency of the Ontario government that regulates pensions, insurance companies and deposit institutions. Prior to that he was Senior Vice President, Regulatory Affairs with the Royal Bank Financial Group. Mr. Davies is also active in a number of not-for-profit charitable organizations, including serving as Chair of the Canadian Merit Scholarship Foundation and a director of the Foundation for International Training.

BRIAN A. FELESKY
(independent)
Calgary, Alberta
Current age: 61
Periods of Service as a Director:
April 26, 2002 to present
Common Shares (1): 8,170
Deferred Share Units (2): 5,874
Directors’ Options (3): 28,000

Brian Felesky is a partner in the law firm of Felesky Flynn LLP in Calgary, Alberta. Mr. Felesky also serves as a director on the board and Chair of the audit committee of TransCanada Power LP. Mr. Felesky is actively involved in not-for-profit and charitable organizations. He is the Co-chair of Homefront on Domestic Violence, Vice Chair of the Canada West Foundation, member of the Senate of Notre Dame College, member of the Board of Governors of the Council of Canadian Unity and a director of three private companies.

JOHN T. FERGUSON
(independent)
Edmonton, Alberta
Current age: 63
Periods of Service as a Director:
November 10, 1995 to present
Common Shares (1): 17,064
Deferred Share Units (2): 9,862
Directors’ Options (3): 84,000

John Ferguson is Chairman of the Board of Princeton Developments Ltd., a real estate company in Edmonton, Alberta, as well as Chairman of the Board of TransAlta Corporation in Calgary, Alberta. Mr. Ferguson is also a director of Bellanca Developments Ltd. and the Royal Bank of Canada. In addition, he is also a director of the C.D. Howe Institute and an advisory member of the Canadian Institute for Advanced Research. His involvement in the community includes Chancellor Emeritus and Chairman Emeritus of the University of Alberta.

W. DOUGLAS FORD
(independent)
Downers Grove, Illinois
Current age: 61
Periods of Service as a Director:
April 29, 2004 to present
Common Shares (1): Nil
Deferred Share Units (2): 5,779
Directors’ Options (3): 8,000

W. Douglas Ford was Chief Executive, Refining and Marketing for BP p.l.c. from 1998 to 2002 and was responsible for the refining, marketing and transportation network of the company as well as the aviation fuels business, the marine business and BP shipping. Mr. Ford currently serves as a director of USG Corporation, United Airlines Corporation and Air Products and Chemicals, Inc. He is also a member of the Board of Trustees of the University of Notre Dame.

RICHARD L. GEORGE
(non-independent, management)
Calgary, Alberta
Current age: 54
Periods of Service as a Director:
February 1, 1991 to present
Common Shares (1): 203,757
Deferred Share Units (2): 203,683
Directors’ Options (3): n/a

Richard George is the President and Chief Executive Officer of Suncor Energy Inc. Mr. George is also a director of GlobalSantaFe Corporation (4). In addition, Mr. George serves as the Chairman of the Canadian Council of Chief Executives.

JOHN R. HUFF
(independent)
Houston, Texas
Current age: 58
Periods of Service as a Director:
January 30, 1998 to present
Common Shares (1): 21,071
Deferred Share Units (2): 17,139
Directors’ Options (3): 60,000

John Huff is Chairman and Chief Executive Officer of Oceaneering International Inc., an oil field services company. Mr. Huff is also a director of BJ Services Company. He is also active in a variety of non-profit organizations, serving as a director for the American Bureau of Shipping and the Marine Resources Foundation, Key Largo. He is also a trustee for the Houston Museum of Natural Science.

ROBERT W. KORTHALS
(independent)
Toronto, Ontario
Current age: 71
Periods of Service as a Director:
April 23, 1996 to present
Common Shares (1): 16,000
Deferred Share Units (2): 16,161
Directors’ Options (3): 76,000

Robert Korthals is the former President of the Toronto-Dominion Bank. He is currently Chairman of the board of directors of the Ontario Teachers’ Pension Plan, and also is a director of Jannock Properties Limited, Rogers Communications Inc., easyhome Inc., Cognos Inc., Great Lakes Carbon Income Fund, Global Telecom Inc., Premium Income Corp., Mulvihill Split Share Corp., Bucyrus International Inc. and two private companies. He also serves as a director of the Canadian Parks and Wilderness Foundation.

M. ANN MCCAIG
(independent)
Calgary, Alberta
Current age: 65
Periods of Service as a Director:
October 1, 1995 to present
Common Shares (1): 10,413
Deferred Share Units (2): 16,501
Directors’ Options (3): 84,000

Ann McCaig is the President of VPI Investments Ltd., a private investment holding company. Ms. McCaig is actively involved with charitable and community activities. She is currently Chair of the Alberta Adolescent Recovery Centre, the Co-chair of the Alberta Children’s Hospital Foundation – All for One All for Kids $50 million Campaign, and a trustee of the Killam Estate. She is also Chancellor Emeritus of the University of Calgary.

MICHAEL W. O’BRIEN
(non-independent)
Canmore, Alberta
Current age: 60
Periods of Service as a Director:
April 26, 2002 to present
Common Shares (1): 23,686
Deferred Share Units (2): 2,900
Directors’ Options (3): 12,000

Michael O’Brien is the former Executive Vice President, Corporate Development and Chief Financial Officer of Suncor Energy Inc., having retired in 2002. Prior to that, Mr. O’Brien was Executive Vice President of Suncor’s wholly-owned subsidiary, Suncor Energy Products Inc. (formerly Sunoco Inc.) from 1992 to 2000. Mr. O’Brien also serves on the boards of directors of PrimeWest Energy Inc., Terasen Inc. and Shaw Communications Inc. In addition, he is currently a director and past-Chair of the board of trustees for Nature Conservancy Canada.

JR SHAW
(independent)
Calgary, Alberta
Current age: 70
Periods of Service as a Director:
January 30, 1998 to present
Common Shares (1): 191,900
Deferred Share Units (2): 35,324
Directors’ Options (3): 60,000

JR Shaw has been the Chairman of the Board of Suncor since 2001. He is also the Executive Chair of Shaw Communications Inc., the company he founded in 1966. Mr. Shaw is also a director of the Shaw Foundation.

(1)          “Common Shares” refers to the number of common shares beneficially owned, or over which control or direction is exercised, by the director as at February 28, 2005. The information relating to holdings of common shares, not being within the knowledge of Suncor, has been furnished by the respective nominees individually. Fractional common shares have been excluded from the numbers shown. The number of common shares held by Mr. George includes (164,972) common shares over which he exercises control or direction but which are beneficially owned by members of his family. The number of common shares held by Mr. Shaw includes common shares over which he exercises control or direction, but which are beneficially owned jointly by Mr. Shaw and his spouse (13,900), common shares beneficially owned by his spouse (10,000), and common shares beneficially owned by his company (24,000).

(2)          Deferred Share Units (DSUs) are not voting securities but are included in this table for informational purposes. See “Compensation of Directors” for a description of DSUs. The number of DSUs for each director is as at February 28, 2005, and fractional DSUs have been excluded from the numbers shown. DSUs held by Mr. George were awarded under executive incentive plans and not under the directors’ DSU plan.

(3)          Directors’ options are not voting securities but have been included in this table for informational purposes. Directors’ options comprise only options granted to non-employee directors, as described under the heading, “Compensation of Directors”. Directors’ options do not include options granted to executives and former executives in their capacities as such under Suncor’s Executive Stock Plan and SunShare Performance Stock Option Plan, respectively (together, the “Executive Plans”). Options and Performance Share Units held by Mr. George under the Executive Plans are reported in the table on pages 17-19. Mr. O’Brien, a former executive of Suncor, holds 5,000 options granted to him under the Executive Plans while employed as an executive of Suncor. All of Mr. O’Brien’s Executive Plan options expire on the earlier of their stated expiry date, or in July 2005, on the third anniversary of his retirement.

(4)          Mr. George also serves as director and/or officer of certain subsidiaries of Suncor.

Appointment of Auditors

The directors and management propose that PricewaterhouseCoopers LLP be appointed as the auditors of the Corporation until the close of the next annual meeting. PricewaterhouseCoopers LLP have been auditors of Suncor for more than five years.

Fees payable to PricewaterhouseCoopers LLP in 2003 and 2004 are detailed below.

($)	2003	2004

Audit Fees	918 014	2 679 498	(1)
Audit-related Fees	135 500	23 050
Tax Fees	34 678	25 132
All Other Fees	16 070	6 150

Total	1 104 262	2 733 830

(1)          Audit fees increased in 2004 due to Suncor’s voluntary compliance with the reporting, certification and attestation provisions relating to internal control over financial reporting under section 404 of the United States Sarbanes-Oxley Act of 2002.

The nature of each category of fees is described below.

Audit Fees

Audit fees were paid for professional services rendered by the auditors for the audit of Suncor’s annual financial statements or services provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees

Audit-related fees were paid for professional services rendered by the auditors for preparation of reports on specified procedures as they relate to joint venture audits, attest services not required by statute or regulation, and membership fees levied by the Canadian Public Accountability Board.

Tax Fees

Tax fees were paid for international tax planning, advice and compliance.

All Other Fees

Fees disclosed under “All Other Fees” were paid for subscriptions to auditor provided and supported tools.

Amended and Restated Shareholder Rights Plan

Background

At the meeting, shareholders will be asked to approve and reconfirm Suncor’s Shareholder Rights Plan. The Corporation’s original shareholder rights plan was first implemented under an agreement dated January 25, 1996 between the Corporation and Montreal Trust Company of Canada (the “Original Plan”). The Original Plan was amended and restated, with approval of our shareholders, on April 15, 1996, April 21, 1999 and April 26, 2002. The Original Plan, as so amended and restated, is referred to as the “2002 Rights Plan”. The 2002 Rights Plan is our current shareholder rights plan. Its continued existence must be approved and reconfirmed by the Independent Shareholders (as defined therein) on or before the date of the meeting.

We have reviewed our 2002 Rights Plan for conformity with current practices of Canadian companies with respect to shareholder rights plan design. We have determined that since April 2002, when the 2002 Rights Plan was last approved by shareholders, there have been few if any changes in those practices. As a result, on February 24, 2005, the Board of Directors resolved to continue the existing 2002 Rights Plan with minimal amendments, by approving an amended and restated shareholder rights plan (the “2005 Rights Plan” or the “2005 Plan”) proposed to be dated April 28, 2005, subject to approval by the Independent Shareholders at the meeting. Other than the few exceptions described in Appendix C to this circular, the 2005 Rights Plan is identical to the 2002 Rights Plan in all material respects.

A summary of the key features of the 2005 Plan is attached as Appendix C to this circular. All capitalized terms used in this section of the circular and in Appendix C have the meanings set forth in the 2005 Rights Plan, unless otherwise indicated. The complete text of the 2005 Rights Plan is available to any shareholder on request from us at 112 – 4th Avenue S.W., Calgary, Alberta, T2P 2V5, by calling 1-800-558-9071, by e-mail request to info@suncor.com, or by clicking on “Shareholder Rights Plan” in the Investor Relations menu on our web site at www.suncor.com.

Recommendation of the Board of Directors

The Board of Directors has determined that the shareholder rights plan continues to be in our best interests and in the best interest of our shareholders. Accordingly, the Board of Directors unanimously recommends that the shareholders vote in favour of the reconfirmation and approval of the 2005 Rights Plan.

We have been advised that the directors and senior officers of the Corporation intend to vote all common shares held by them in favour of the confirmation and approval of the 2005 Rights Plan.

The persons named in the enclosed form of proxy intend to vote in favour of the resolution approving the 2005 Rights Plan unless a shareholder has specified that their shares are to be voted against such resolution.

Text of Resolution

“BE IT RESOLVED, as an ordinary resolution of the Independent Shareholders of Suncor Energy Inc.(the “Corporation”), that:

x                  the Shareholder Rights Plan of the Corporation be continued and the Amended and Restated Shareholder Rights Plan Agreement to be made as of April 28, 2005 between the Corporation and Computershare Trust Company of Canada, be and it is hereby ratified, confirmed and approved; and

x                  any officer or director of the Corporation be and is hereby authorized, for and on behalf of the Corporation, to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.”

Vote Required

Shareholder approval and reconfirmation of the 2005 Rights Plan is not required by law but is required by the terms of the 2002 Rights Plan and applicable stock exchange rules. The foregoing resolution must be approved by a simple majority of 50% plus one vote of the votes cast by Independent Shareholders at the meeting.

If the above resolution approving the 2005 Rights Plan is passed at the meeting, then Suncor and Computershare (the “Rights Agent”) would execute the 2005 Rights Plan effective as of the date the resolution is passed.

If the resolution is not passed at the meeting, the 2002 Rights Plan will become void and of no further force and effect, all outstanding Rights will be redeemed, the 2005 Rights Plan will not be executed and we will no longer have any form of shareholder rights plan.

The Board of Directors reserves the right to alter any terms of the 2005 Rights Plan or not to proceed with the 2005 Rights Plan at any time prior to the meeting in the event that the Board of Directors determines it would be in the best interests of Suncor and its shareholders to do so.

Objectives of the 2005 Rights Plan

The primary objectives of the 2005 Rights Plan, as with the 2002 Rights Plan and the Original Plan, are to ensure that, in the context of a bid for control of Suncor through an acquisition of our common shares, our Board of Directors has sufficient time to:

•                  explore and develop alternatives for maximizing shareholder value;

•                  provide adequate time for competing bids to emerge;

•                  ensure shareholders have an equal opportunity to participate in such a bid;

•                  give shareholders adequate time to properly assess the bid; and

•                  alleviate the pressure typically encountered by a shareholder to tender to a bid.

In approving the 2005 Rights Plan, the Board of Directors considered the following concerns inherent in the existing legislative framework governing takeover bids in Canada:

•                  Time Current legislation permits a takeover bid to expire in 35 days. The Board of Directors is of the view that 35 days may not be sufficient time to permit shareholders to consider a takeover bid and to make a reasoned and unhurried decision. The 2005 Rights Plan provides a mechanism whereby the minimum expiry period for a takeover bid must be 60 days after the date of the bid. The bid must remain openfor a further period of 10 business days after the Offeror publicly announces that the shares deposited, or tendered and not withdrawn, constitute more than 50% of the Voting Shares outstanding heldby Independent Shareholders (generally, shareholders other than the Offeror or Acquiring Person, their Associates and Affiliates and Persons acting jointly or in concert with the Offeror or Acquiring Person). The 2005 Rights Plan is intended to provide shareholders with adequate time to properly evaluate the offer and to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value. Those alternatives could include, if deemed appropriate by the Board of Directors, the identification of other potential bidders, the conducting of an auction, or the development of a corporate restructuring alternative that could enhance shareholder value.

•                  Pressure to Tender A shareholder may feel compelled to tender to an inadequate bid if the shareholder is concerned about being left in a minority position with discounted shares. This is particularly so in the case of a partial bid for less than all shares of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the Voting Shares. The 2005 Rights Plan provides a shareholder approval mechanism in the Permitted Bid provision that is intended to ensure a shareholder can separate the tender decision from the approval or disapproval of a particular takeover bid. By requiring that a bid remain open for acceptance for a further 10 business days following public announcement that more than 50% of the Voting Shares held by Independent Shareholders have been deposited, a shareholder’s decision to accept a bid is separated from the decision to tender and alleviates pressure to tender to the bid.

•                    Unequal Treatment While existing securities legislation has substantially addressed many concerns of unequal treatment, there remains the possibility that control of a company may be acquired pursuant to a private agreement in which a small group of shareholders dispose of shares at a premium to market price. In addition, a person may slowly accumulate shares through stock exchange acquisitions, which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all shareholders. The 2005 Rights Plan addresses these concerns by applying to essentially all acquisitions of more than 20% of the Voting Shares, to better ensure shareholders receive equal treatment.

General Impact of the 2005 Rights Plan

By maintaining a shareholder rights plan, it is not the intention of the Board of Directors to entrench itself or management in office, nor is it to avoid a bid for control of Suncor in a transaction that is fair and in the best interest of shareholders. For example, through the Permitted Bid mechanism, described in more detail in Appendix C to this circular, shareholders may tender to a bid that meets the Permitted Bid criteria without triggering the 2005 Rights Plan, regardless of the acceptability of the bid to the Board of Directors. Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board of Directors will continue to be bound to consider fully and fairly any bid for our common shares in any exercise of its discretion to waive application of the 2005 Rights Plan or redeem the Rights. In all such circumstances, the Board of Directors must act honestly and in good faith with a view to the best interests of Suncor and its shareholders.

Neither the Original Rights Plan nor the 2005 Rights Plan was adopted or approved in response to or in anticipation of any pending or threatened takeover bid, nor to deter takeover bids generally. As of the date of this circular, the Board of Directors was not aware of any third party considering or preparing any proposal to acquire control of the Corporation. Rather, the objectives of the 2005 Rights Plan remain the same as they were for the Original Plan, as summarized above.

The 2005 Rights Plan will not interfere with our day-to-day operations. The issuance of the Rights does not in any way alter our financial condition, impede our business plans or alter our financial statements. In addition, the 2005 Rights Plan is not initially dilutive and is not expected to have any effect on the trading of common shares. However, if a Flip-In Event occurs and the Rights separate from the common shares, as described in Appendix C, reported earnings per share and reported cash flow per share on a fully-diluted or non-diluted basis may be affected. In addition, holders of Rights not exercising their Rights after a Flip-In Event may suffer substantial dilution.

The 2005 Rights Plan will not preclude any shareholder from utilizing the proxy mechanism of the Canada Business Corporations Act to promote a change in the management or direction of Suncor, and has no effect on the rights of holders of outstanding voting shares of the Corporation to requisition a meeting of shareholders, in accordance with the provisions of applicable corporate and securities legislation, or to enter into agreements with respect to voting their common shares. The definitions of “Acquiring Person” and “Beneficial Ownership” have been developed to minimize concerns that the 2005 Rights Plan may be inadvertently triggered or triggered as a result of an overly-broad aggregating of holdings of institutional shareholders and their clients.

In summary, the Board of Directors believes the dominant effect of the 2005 Rights Plan will be to enhance shareholder value and ensure equal treatment of all shareholders in the context of an acquisition of control.

Tax Consequences of 2005 Rights Plan

The following discussion is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular shareholder. Shareholders are advised to consult their own tax advisers regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and applicable foreign, provincial, state and local tax laws.

Canadian Federal Income Tax Consequences

While the matter is not free from doubt, the issue of the Rights may be a taxable benefit that must be included in the income of shareholders. However, no amount must be included in income if the Rights do not have a monetary value at the date of issue. The Corporation considers that the Rights, when issued, will have negligible monetary value, there being only a remote possibility that the Rights will ever be exercised.

Assuming the Rights have no value, Canadian shareholders will not be required to include any amount in income or be subject to withholding tax under the Income Tax Act (Canada) (the “Tax Act”) as a result of the issuance of the Rights. The Rights will be considered to have been acquired at no cost.

The holders of Rights may have income or be subject to withholding tax under the Tax Act if the Rights are exercised or otherwise disposed.

Eligibility for Investment for Canadian Tax-deferred Plans

The Rights are qualified investments under the Tax Act for registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), and deferred profit sharing plans (“DPSPs”), and will not constitute foreign property of any such plan or any other taxpayer subject to Part XI of the Act, provided that our common shares continue to be qualified investments that are not foreign property for such plans.

The issuance of the Rights will not affect the eligibility of the common shares on the Effective Date as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

United States Federal Income Tax Consequences

As the possibility of the Rights becoming exercisable is both remote and speculative, the adoption of the 2005 Rights Plan will not constitute the distribution of stock or property by the Corporation to its shareholders, an exchange of property or stock (either taxable or non-taxable), or any other event giving rise to the realization of gross income by any shareholder. The holder of Rights may have taxable income if the Rights become exercisable or are exercised or sold. In the event the Rights should become exercisable, as described above, shareholders should consult their own tax advisor concerning the consequences of acquiring, holding, exercising or disposing of their Rights.

Disclosure of Compensation and Other Information

Compensation of Directors

Directors, other than Richard L. George, Suncor’s President and Chief Executive Officer, receive compensation from Suncor for services in their capacity as directors.

The Chairman of the Board is paid an annual retainer of $200,000 and all other directors are paid an annual retainer of $36,000, prorated in each case for the period served. Directors also receive a fee of $1,500 per meeting for attendance at Board or Board committee meetings. A fee of $1,500 is paid to directors when long distance travel is required on the day prior to the meeting and directors are reimbursed for long distance travel expenses to attend such meetings. The chair of the audit committee receives a retainer of $10,000 to recognize the additional time commitment required in this role. All other committee chairs receive an annual retainer of $7,000. Board members serving as committee members receive an annual retainer of $4,000 per committee.

Please see the following chart for a summary of the fees paid to directors in 2004.

Fees paid to Directors in 2004

All Fees in Dollars ($)

Name	Retainer Fee	Committee Retainer Fee	Committee Chair Retainer Fee	Board Attendance Fee (3)	Committee Attendance Fee	Total Fees Paid (1)(2)

Mel Benson	36 000	8 000	0	10 500	15 000	69 500
Brian A.Canfield	36 000	4 000	7 000	12 000	16 500	75 500
Susan E. Crocker	36 000	8 000	0	15 000	16 500	75 500
Bryan P. Davies	36 000	8 000	0	15 000	19 500	78 500
Brian Felesky	36 000	8 000	0	10 500	19 500	74 000
John T. Ferguson	36 000	4 000	8 500	12 000	21 000	81 500
W. Douglas Ford	27 000	6 000	0	10 500	13 500	57 000
Richard L. George	0	0	0	0	0	0
John R. Huff	36 000	4 000	7 000	15 000	16 500	78 500
Robert W. Korthals	36 000	4 000	0	15 000	13 500	68 500
M. Ann McCaig	36 000	4 000	7 000	10 500	15 000	72 500
Michael O’Brien	36 000	4 000	0	10 500	6 000	56 500
JR Shaw	200 000	0	0	1 500	0	201 500

(1)          Eligible Board members also receive DSUs under the Suncor Directors’ Deferred Share Unit Plan.

(2)          reflect aggregate value of compensation paid in DSUs or combination of DSUs and cash.

(3)          Includes fees received for travel days.

Directors who are not our employees (“Non-employee Directors”) participate in a Directors’ Deferred Share Unit Plan (the “DSU Plan”). Under the DSU Plan, each Non-employee Director receives an annual grant of 2,150 deferred share units (“DSUs”). The compensation plan also provides for an initial grant to each newly elected director of 2,150 DSUs upon their election to the Board. On an ongoing basis, Non-employee Directors also receive one-half, or upon election, all of their compensation (excluding expense reimbursements) in the form of DSUs. The number of DSUs to be credited to a director’s account on each payment date is equal to the number of common shares that could have been purchased on the payment date with the amount of compensation allocated to the DSU Plan. On each dividend payment date for common shares, an additional number of DSUs is credited to the directors’ DSU accounts, equivalent to the number of common shares that could have been acquired on that date by notional dividend reinvestment. DSUs will be paid out in cash when the director ceases to hold office as a director or on a date elected by the director prior to December of the year following cessation of directorship. The payment is calculated by multiplying the number of DSUs by the current market value of a common share. In 2004 directors received a total of 50,846 DSUs. The number of DSUs held individually by the directors is set out under the heading “Election of Directors” on pages 5-7.

The Board of Directors has share ownership guidelines for Non-employee Directors. The guideline level of share ownership (including DSUs) is Suncor common shares with a market value of $200,000 to be held by each director within five years of being appointed or elected to the Board. As of December 31, 2004, all Non-employee Directors were in compliance with the share ownership guidelines.

The Corporation’s Executive Stock Plan (“ESP”), described in more detail under the heading, “Report on Executive Compensation”, provides for the automatic grant of options to purchase common shares and awards of Limited Appreciation Rights (“LARs”) to Non-employee Directors.

Under the ESP, each Non-employee Director receives an annual grant of options to purchase 4,000 common shares on the date of the first Board of Directors meeting following each annual meeting of our shareholders. The compensation plan also provides for an initial grant to each newly elected director of 4,000 options to purchase common shares upon their election to the Board.

Options granted are granted at an exercise price equal to the market price of the common shares at the time of the grant and expire ten years from the date of grant. Options granted to Non-employee Directors vest over a three-year period. All options granted to Non-employee Directors have an equivalent number of LARs attached to them. The terms of the LARs are described under the heading “Termination Contracts and Change of Control Arrangements”.

The ESP includes provisions that allow for the exercise of a Non-employee Director’s options for a limited period of time after the date the option holder ceases to be a director of Suncor. However, all LARs held by a Non-employee Director immediately terminate upon cessation of such person’s directorship.

The ESP also provides for the payment of a fixed percentage of directors’ annual retainers in common shares. The Board may activate these provisions. As of the date hereof, these provisions had not been activated.

Report on Executive Compensation

Composition of the Human Resources and Compensation Committee

During 2004, Mel Benson, Brian Canfield, Susan Crocker, John Huff, Ann McCaig and JR Shaw served as members of the Human Resources and Compensation Committee (the “HR&CC”). Mr. Canfield served as Chairman. All members of the HR&CC are outside, unrelated (independent) directors.

Human Resources and Compensation Committee

The HR&CC’s mandate is to:

•                  review and ensure the overall goals and objectives of Suncor are supported by appropriate executive compensation philosophy and programs;

•                  annually evaluate the performance of the CEO against predetermined goals and criteria, and recommend to the Board the total compensation for the CEO;

•                  annually review the CEO’s evaluation and recommendations for total compensation of the other executive roles;

•                  review the succession planning process and results of the process as it relates to the executive roles;

•                  review, on a summary basis, any significant compensation and benefit programs for all employees; and

•                  review the compensation for the Board of Directors and ensure its competitiveness.

Executive Compensation

Our executive compensation program is comprised of three components: base salary, annual incentive and long-term incentives. Together, these components form a comprehensive strategy for achieving the following objectives:

•                  to align executive compensation with shareholders’ interests;

•                  to attract and retain highly qualified management;

•                  to focus performance by linking incentive compensation to the achievement of business objectives and financial performance; and

•                  to encourage retention of key leaders for the succession of our management.

The total compensation mix is structured to place a significant portion of the executive’s compensation at risk, based on individual, business and corporate performance, as well as market practice. Compensation practices are also consistent and competitive with the external market.

For our executive officers, including the executives listed in the Summary Compensation Table (the “Named Executive Officers”), base salary is targeted at the 50th percentile, and the total compensation package (including annual and long term incentives) is targeted at the 65th percentile of remuneration paid by a comparative group of autonomous Canadian companies (the “Comparator Group”) to executives in comparable positions. The Comparator Group companies compete with Suncor for executive talent, operate in similar business environments and are of similar size, scope and complexity. Independent compensation consultants provide the survey data on which these guidelines are based and applied.

Executive Compensation Components

Base Salary Salary is recognition for discharging job responsibilities and reflects the skills and capabilities demonstrated by the executive. Individual salary adjustments take into account the market value of the role and the executive’s demonstration of capability for the year.

Annual Incentive Plan Our Management Incentive Plan (“MIP”) provides executive officers and other senior management with the opportunity to earn annual incentive awards based on the achievement of pre-established annual corporate, business and individual performance objectives. Awards for corporate executives are based on our overall performance. Awards for the business unit executives are based on a combination of the performance of Suncor and their respective business unit.

Long-term Incentives Our Named Executive Officers participate in three long-term incentive programs: (i) the ESP; (ii) the Performance Share Unit Plan (“PSU Plan”); and (iii) the SunShare Performance Stock Option Plan (“SunShare Plan”). See “Summary of Equity Compensation Plans” on page 22 for a detailed description of these plans. For details of these grants to the Named Executive Officers, see “Option/SAR Grants During the Most Recently Completed Fiscal Year” on page 18.

On January 28, 2005, the Board of Directors approved the grant of options, PSUs, and LARs, effective February 3, 2005, under the terms of the ESP and the PSU Plan to the Named Executive Officers, and to certain other eligible employees. The exercise price of the options is $41.57 per share, based on the market price of common shares on the effective grant date. Executive officers, including the Named Executive Officers, were awarded a number of LARs equal to the number of options granted. The table below outlines the awards made to the Named Executive Officers effective February 3, 2005.

Name	# of Options/ LARs Granted	# of Performance Share Units Granted

R.L. George	72 000	44 640
J.K. Alley	16 000	9 920
M. Ashar	24 000	14 880
D. Byler	22 000	13 640
T. Ryley	22 000	13 640
S. Williams	24 000	14 880

Executive Share Ownership Guidelines

Suncor’s executive share ownership guidelines are for common share holdings with an aggregate value of four times base salary for the CEO, two times base salary for executive and senior vice presidents, and one times base salary for other vice presidents. The guideline should be achieved five years after appointment to an executive position. Common shares and deferred share units count toward fulfillment of the guidelines. As of December 31, 2004, each executive was in compliance with the share ownership guidelines.

Compensation of the President and Chief Executive Officer

Mr. George’s compensation is determined by the HR&CC and is based on achievement of corporate and personal performance goals.

Suncor’s compensation structure for Mr. George contains significant pay at risk components. Based on actual payments in 2004, base salary comprised 21% of Mr. George’s total compensation. His annual performance-based incentive payment contributed an additional 26% and his mid- and long-term incentives, the majority of which are performance-based, contributed the remaining 53% (all percentages are approximate).

The annual incentive is determined primarily by the financial and operational performance of the Corporation, and is weighted 20% on the financial results of the Corporation (earnings and cash flow from operations) and 80% on combined business unit achievements (safety, production, cost, profitability and performance). The CEO’s personal performance is evaluated by the Board of Directors and is also considered in determining the CEO’s annual incentive amount. The annual incentive can range from a minimum of 0% to a maximum of 210% of base salary.

The annual CEO performance review is led by the Chairman of the Board and includes formal written evaluations by each independent Board member against the CEO’s key strategic and organizational objectives. The Board of Directors then votes on the committee’s compensation recommendations.

Upon consideration of the factors described above, a final incentive recommendation is determined by the HR&CC. The Board determined that Mr. George’s performance in 2004 was exceptional. In addition to a base salary of $998,789, Mr. George received an annual incentive of $1,250,000 for 2004 to recognize his effective leadership and Suncor’s financial results.

The results of Mr. George’s efforts were reflected in the 2004 financial performance:

•          Net earnings of $1.1 billion.

•          Cash flow from operations of $2.021 billion.

•          Overall ROCE of 19.1% (excluding major projects in progress).

•          While Suncor invested $1.8 billion in capital spending primarily to expand operations, maintaining a strong balance sheet remained a priority. At December 31, 2004, Suncor’s net debt (including cash and cash equivalents) was $2.16 billion.

Suncor’s common shares closed at $42.40 at the end of 2004, an increase of 30% during the year.

Share Price Comparison

	99	00	01	02	03	04
Suncor Energy Inc.	100	128	176	167	222	291
S&P/TSX Composite (TRIV) Index	100	107	94	82	104	119
S&P/TSX Composite Energy (TRIV) Index	100	148	158	180	224	292

The graph reflects the total cumulative return, assuming the reinvestment of all dividends, of $100 invested on December 31, 1999 in each of Suncor Energy Inc. common shares, the S&P/TSX Composite (TRIV) Index and the S&P/TSX Composite Energy (TRIV) Index.

The year-end values of each investment shown on the graph are based on share price appreciation plus dividend reinvestment.

The chart below summarizes Mr. George’s goals for 2004 and his performance against those goals:

Goal	Result

Reduce lost-time injury frequencies.	Lost time injuries were reduced to 19 in 2004 from 21 in 2003, despite an additional four million person-hours worked.

Increase oil sands production to an average of 225,000 to 230,000 barrels per day (bpd).	At 215,600 bpd, upgraded production fell short of target due to unscheduled maintenance. Including in-situ bitumen, oil sands production averaged 226,500 bpd.

Increase natural gas production volumes to 190 to 195 million cubic feet per day.	Natural gas production exceeded targets, averaging 200 million cubic feet per day, an increase of 7% over 2003.

Maintain oil sands (base) cash operating costs at an annual average of $10.75 to $11.75 per barrel.	At $11.95 per barrel, cash operating costs were slightly higher than target.

Build for future oil sands growth and advance operations through use of improved technology.

Suncor met all construction schedules and cost estimates for growth projects including projects to increase oil sands production capacity to 260,000 bpd by the end of 2005. As planned, Suncor also began construction on the next oil sands upgrader expansion.

Advance downstream integration plans.	Modifications to the Sarnia and Denver refineries to meet low-sulphur diesel regulations and integrate increased volumes of oil sands production were launched in mid 2004.

Continue to pursue energy efficiencies, greenhouse gas offsets and new renewable energy projects.	Land was purchased for a proposed ethanol plant in Ontario while in Magrath, Alberta, Suncor commissioned a 30-megawatt wind power project.

Improve executive succession and management development plans.	Suncor enhanced and expanded its succession planning processes in 2004 and continued to aggressively develop its future leaders.

The Board positively recognized Mr. George’s strong leadership, both within Suncor and in the wider community, including his work as Chairman of the Canadian Council of Chief Executives. Recognition was also given for his strong leadership on responding to environmental and social issues. Suncor was included on the Dow Jones Sustainability Index for the sixth consecutive year. The stock index tracks the performance of leading sustainability companies.

When assessing Mr. George’s performance during 2004, the Board also gave serious consideration to the implications of the fire that occurred January 4, 2005 at Suncor’s oil sands facility. The Board recognizes the incident will impact our operational performance in 2005. They also acknowledge that mitigating the financial impact of the incident and returning to full production will be a key accountability for Mr. George during 2005. In recognition of these impacts, the Board reduced 2004 incentive payments to the Named Executive Officers including Mr. George.

This report is furnished by the members of the Human Resources and Compensation Committee:

Brian Canfield, Chairman

Mel Benson

Susan Crocker

John Huff

Ann McCaig

JR Shaw

Other Executive Compensation

The following table on page 17 provides a summary of compensation earned by the Chief Executive Officer, the Chief Financial Officer and the four other most highly compensated executive officers.

Summary Compensation Table

					Long-term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Securities Under Options/SARs Granted (#) (7)	Restricted Share Units ($) (3)	LTIP Payouts ($) (4)	All Other Compensation ($) (5)(6)

R.L. GEORGE	2004	998 789	1 250 000	107 705	90 000	—	—	72 858
President and Chief	2003	885 846	1 300 000	107 669	180 000	—	—	66 232
Executive Officer	2002	809 615	850 000	25 541	460 000	5 740 000	5 184 000	49 399

J.K. ALLEY	2004	280 576	210 000	9 335	16 000	—	—	16 971
Senior Vice	2003	237 376	180 000	9 507	67 833	—	—	14 166
President and Chief	2002	203 655	80 000	5 108	57 000	1 148 000	1 036 800	12 194
Financial Officer

M.M. ASHAR (9)	2004	460 208	350 000	133 581	25 000	—	—	17 018
Executive Vice	2003	452 137	400 000	23 767	67 000	—	—	17 796
President, Refining	2002	405 308	300 000	12 710	190 000	2 870 000	2 592 000	28 914
and Marketing
– U.S.A.

D.W. BYLER	2004	377 346	370 000	29 078	21 500	—	—	29 500
Executive Vice	2003	362 346	350 000	29 614	50 000	—	—	28 084
President,	2002	344 808	205 000	15 912	170 000	3 576 020	1 384 128	26 664
Natural Gas and
Renewable Energy

T.L. RYLEY	2004	377 346	330 000	14 365	21 500	—	—	23 999
Executive Vice	2003	362 346	315 000	21 085	50 000	—	—	23 276
President, Energy	2002	344 808	205 000	14 157	167 000	1 701 508	1 536 693	21 943
Marketing and
Refining – Canada

S.W. WILLIAMS (8)	2004	405 577	360 000	14 400	25 000	—	—	24 123
Executive Vice	2003	372 346	350 000	59 380	80 000	—	—	14 784
President,	2002	231 539	231 000	115 638	160 000	—	—	993
Oil Sands

(1)          Bonus awards are paid in cash in the year following the year in which they are earned. Amounts paid under the Management Incentive Plan in 2005 in respect of services in 2004 are included.

(2)          Amounts reported as Other Annual Compensation include resettlement amounts provided to Named Executive Officers relocated at Suncor’s request, imputed interest on mortgage loans, reimbursement of taxes on these amounts, notional dividend reinvestment in respect of Deferred Share Units (“DSU Dividend Reinvestment”) granted pursuant to the Special Performance Incentive Plan (“SPIP”), perquisites, other taxable benefits and other annual compensation. Mr. George’s other annual compensation for 2004 includes $46,674 for DSU Dividend Reinvestment and $19,409 for a leased automobile. In 2003, these amounts were $47,535 and $17,322 respectively. Mortgage loans reflected on the above table were all entered into prior to the effective date of the Sarbanes Oxley Act of 2002 and all such loans were repaid in full prior to the date hereof.

(3)          Payouts in the form of DSUs under the SPIP reflect the successful completion of the five-year plan that began April 1, 1997 and concluded April 1, 2002 (the “Payout Date”).

(4)          Cash payouts made under the long-term incentive plan defined in note (2) as SPIP.

(5)          Represents Suncor contributions to the Suncor Savings Plan and Personal Retirement Account on behalf of the Named Executive Officer. Suncor contributes up to 5.5% of employee basic earnings to the Savings Plan on a matching basis. Suncor also makes contributions to Personal Retirement Accounts for all employees, including Named Executive Officers, of 1% of basic earnings, plus up to an additional 1.5% of basic earnings on a 50% matching basis, subject to maximum contribution levels.

(6)          Suncor employees, including Named Executive Officers, making current contributions to the Suncor Savings Plan earn up to 2% of their employee basic earnings as credits. These credits may be used to purchase additional group medical, dental, health and insurance benefits on the same terms as are available to all salaried employees of Suncor, or the credits may be taken as additional compensation. Credits taken by the Named Executive Officers as additional compensation have been included in the total.

(7)          Long-term Compensation Awards during 2002 and 2003 include options granted under the Executive Stock Plan, as well as options granted under the SunShare Plan.

(8)          Mr. Williams joined Suncor’s executive team on May 1, 2002. Accordingly, Mr. Williams’ reported salary for 2002 is for eight months of employment.

(9)          Mr. Ashar’s remuneration is paid in U.S. dollars as he has relocated to Denver, Colorado as President of Suncor Energy (U.S.A.) Inc. For reporting purposes, all amounts in this table have been converted to Canadian dollars at prevailing exchange rates.

Options

For details of the 2004 option grants to the Named Executive Officers and the fiscal year-end option values, see the following tables. Details of options granted to Named Executive Officers subsequent to December 31, 2004 are included in the “Report On Executive Compensation”. The Corporation’s Executive Stock Plan also provides for the issuance of SARs. However, no SARs were issued during the 2004 fiscal year or were outstanding as of December 31, 2004.

Option/SAR Grants During the Most Recently Completed Fiscal Year(1)

Name	Securities Under Options/SARs Granted (#) (2) (3)	% of Total Options/ SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/ SARs on Date of Grant ($/Security)	Expiration Date

R.L. GEORGE	90 000	2.94	34.58	34.58	January 29, 2014
J.K. ALLEY	16 000	0.52	34.58	34.58	January 29, 2014
M.M. ASHAR	25 000	0.82	34.58	34.58	January 29, 2014
D.W. BYLER	21 500	0.70	34.58	34.58	January 29, 2014
T.L. RYLEY	21 500	0.70	34.58	34.58	January 29, 2014
S.W. WILLIAMS	25 000	0.82	34.58	34.58	January 29, 2014

(1)          LARs have been granted to certain executives of Suncor, including all Named Executive Officers. LARs are attached to each stock option held by the recipient and become exercisable only in the event of a change of control transaction. See “Termination Contracts and Change of Control Arrangements” for further information regarding the LARs.

(2)          options were granted under the Executive Stock Plan on January 29, 2004. The first 1/3 of the award is exercisable on and after January 1, 2005, the second 1/3 on and after January 1, 2006, and the final 1/3 on and after January 1, 2007.

(3)          In the event of a change of control or after the occurrence of certain specified corporate changes any outstanding options which are not then exercisable automatically become exercisable.

Aggregated Option/SAR Exercises During the Most Recently Completed Fiscal Year and Fiscal Year-end Option/SAR Values

			Unexercised Options/SARs at Fiscal Year-end (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end ($) (2)
Name	Securities Acquired on Exercise (#) (1)	Aggregate Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R.L. GEORGE	180 000	5 070 422	991 600	494 000	25 746 312	7 067 200
J.K. ALLEY	30 688	838 653	118 922	105 665	2 982 574	1 485 869
M.M. ASHAR	0	0	393 201	188 999	10 129 664	2 768 730
D.W. BYLER	72 400	1 927 492	224 801	167 499	5 415 560	2 433 946
T.L. RYLEY	78 800	2 180 636	170 005	166 499	3 719 383	2 415 476
S.W. WILLIAMS	0	0	77 334	187 666	1 191 710	2 689 290

(1)          The figures shown represent Common Shares.

(2)          The unexercised value is the difference between the exercise price of the option and the closing price for the Common Shares on the Toronto Stock Exchange on December 31, 2004. The closing price for the Common Shares on the Toronto Stock Exchange on December 31, 2004 was $42.40. Options are in-the-money at fiscal year-end if the market value of the underlying shares at year-end exceeds the exercise price of the options.

Long-term Incentive Plans — Awards in Most Recently Completed Fiscal Year

				Estimated Future Payouts Under Non-securities Price Based Plans (1)(2)
Name	Securities, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout	Threshold (#) (2)	Target (#)	Maximum (#)

R.L. GEORGE	46 800	January 1, 2004 – December 31, 2006	0	46 800	70 200
J.K. ALLEY	8 320	January 1, 2004 – December 31, 2006	0	8 320	12 480
M.M. ASHAR	13 000	January 1, 2004 – December 31, 2006	0	13 000	19 500
D.W. BYLER	11 180	January 1, 2004 – December 31, 2006	0	11 180	16 770
T.L. RYLEY	11 180	January 1, 2004 – December 31, 2006	0	11 180	16 770
S.W. WILLIAMS	13 000	January 1, 2004 – December 31, 2006	0	13 000	19 500

(1)   Amounts represent ‘Performance Share Units’. See Report on Executive Compensation for details.

(2)   Estimated payouts refer to the number of units that will mature dependent on achievement of performance criteria as specified in the terms of the Performance Share Unit Plan. Payouts will be in the form of cash, based on the number of units that vest multiplied by the Common Share Price on the day of payout.

Retirement Arrangements

The Suncor Energy Pension Plan is a registered pension plan that provides retirement income to Suncor employees, including the Named Executive Officers. Retirement income is based on a combination of a defined benefit pension payment, including an employee paid benefit feature, and a defined contribution account balance.

In addition to the pension under the Suncor Energy Pension Plan, executive officers may receive supplemental retirement payments under the terms of the Supplemental Executive Retirement Plan (“SERP”). The terms of the SERP, as amended effective February 25, 2004, provide that any new participant in SERP must be approved by the HR&CC, which consists entirely of independent members of the Board of Directors.

The SERP is a non-registered supplemental retirement arrangement with the following features:

•          Executive retirement income is based on 5% of the executive’s remuneration times the number of years of either credited service within Suncor or executive pensionable service (depending on the year in which the executive joined the SERP) (“SERP Credited Service”) to a maximum of 10 years.

•          Executive remuneration is an annualized amount of the average salary plus target bonus for the best consecutive 36 months of the last 180 months of continuous service.

•          SERP credited service commences at the date of entry into the plan with no recognition of service for previous non-Suncor related employment.

•          Executive retirement income increases by an additional 1.5% of executive remuneration for each year of SERP credited service earned after the later of: July 1, 1997; the date the executive completes 25 years of credited service; the effective date of the executive’s eligibility under the SERP; and the date on which the executive has earned a retirement benefit under SERP of at least 50% of remuneration.

•            Five years of executive employment, including where applicable the period of notice of termination or payment in lieu of such notice, are required for rights under the SERP to vest. Executive officers with less than five years of executive employment are not eligible to receive supplemental retirement payments under the SERP except in the event of a change in control, or a loss of employment upon or after the occurrence of certain specified events.

•          SERP payments for retirement prior to age 60 will be reduced by an early retirement factor as determined under the registered pension plan.

•          The normal form of payment on retirement, and the basis on which benefits in the following table are computed is: for married employees, joint and survivor, with 50% to the non-member surviving spouse; for single employees, for life, with five years guaranteed.

•          A portion of retirement income is payable by the Suncor Energy Pension Plan and a portion is payable under the SERP.

•          The Board has approved the establishment of trust arrangements to provide for the long-term funding of Suncor’s SERP obligations. As of February 28, 2005 these trust arrangements had not been finalized.

The following table represents an estimate of the combined retirement income entitlement of an executive officer from the SERP and the Suncor Energy Pension Plan at the levels of remuneration and the years of service shown.

Pension Plan and SERP Table

Years of Service
Executive Remuneration ($)	3 (1) 15% ($)	5 25% ($)	10-25 50% ($)

350 000	52 500	87 500	175 000
400 000	60 000	100 000	200 000
500 000	75 000	125 000	250 000
600 000	90 000	150 000	300 000
800 000	120 000	200 000	400 000
1 000 000	150 000	250 000	500 000
1 200 000	180 000	300 000	600 000
1 400 000	210 000	350 000	700 000
1 600 000	240 000	400 000	800 000
1 800 000	270 000	450 000	900 000
1 900 000	285 000	475 000	950 000

(1) See page 19 for a description of five year vesting provisions.

As of February 28, 2005 remuneration covered by the retirement arrangement, annual pension and the years of SERP Credited Service (rounded to the nearest whole year) for the Named Executive Officers are as follows:

Name	Executive Remuneration ($)	Annual Pension ($)	SERP Credited Service (Years)

R.L. GEORGE	1 552 667	776 333	24
J.K. ALLEY	335 328	167 664	20
M.M. ASHAR	620 000	310 000	17
D.W. BYLER	547 500	273 750	25
T.L. RYLEY	547 500	273 750	21
S. WILLIAMS	571 765	80 990	3

Government of Canada payments received (Old Age Security and Canada Pension Plan) are in addition to the payments shown in the table.

Termination Contracts and Change of Control Arrangements

Suncor has entered into termination contracts with each of the Named Executive Officers to compensate such individuals, based on their remuneration, in the event of any of the following: termination of employment other than for just cause; a significant adverse change in their compensation; a significant diminution in their duties or responsibilities; certain relocations; or other material adverse changes to the terms of their employment.

These termination contracts provide for a payment of 2.5 times annual remuneration. They also provide for cash payments in respect of certain non-vested options, if any, that are cancelled under the ESP as a consequence of termination of their employment. In the case of ESP options, the payment is calculated based on the in-the-money value of a portion of their non-vested options at the date of termination. Executives under these agreements receive credited service under the SERP for the period of notice of termination or payment in lieu of such notice. No payments to the Named Executive Officers in respect of resignation, retirement or other termination of employment have been made, accrued or become payable during 2004.

Under Suncor’s ESP and the SunShare Plan, the Corporation may issue LARs. Certain management and executive employees of the Corporation, including the Named Executive Officers, hold LARs. LARs provide the holders an opportunity to realize the value, if any, of their options under the ESP and the SunShare Plan, upon occurrence of a change of control transaction affecting Suncor. In that circumstance option holders may be unable to exercise their options prior to completion of a change of control transaction due to securities regulatory requirements or internal Suncor policies.

LARs represent a right attached to each option held by the LARs holder, exercisable upon completion of a change of control transaction, to receive a cash payment from Suncor, upon surrender of a related option. The cash payment is equal to the amount, if any, by which (a) the greater of (i) the highest price per common share paid by a person acquiring common shares in the change of control transaction and (ii) the highest daily trading price of the common shares on the Toronto Stock Exchange during the 60 day period preceding the date of the change of control transaction (daily trading price for this purpose means the average of the high and low board lot trading prices of the common shares on any particular day) exceeds (b) the exercise price of the option to which the LAR is related. LARs are generally issued annually at the discretion of the Corporation, have an 18 month term (unless a replacement LAR is issued, in which case the LAR continues in effect under the terms of the replacement LAR), and attach to all options held by the holder during the term of the LAR. Upon the exercise or expiry of any option, the attached LAR is cancelled.

Generally, LARs terminate and are of no further effect upon termination of employment, retirement, death or entitlement to long-term disability benefits. However, the Board of Directors has the discretion to permit the exercise of LARs in the manner and on such terms as it may authorize.

The following table shows the incremental number of LARs attached to options granted to each of the Named Executive Officers during 2004 (which is equivalent to the number of options granted in 2004) and the total number of LARs that remained outstanding for each Named Executive Officer (which is equivalent to the number of options then held) as of December 31, 2004.

Name	Number of LARs Granted on January 29, 2004	Number of LARs Outstanding on December 31, 2004

R. L. GEORGE	90 000	1 485 600
J.K. ALLEY	16 000	224 587
M.M. ASHAR	25 000	582 200
D.W. BYLER	21 500	392 300
T.L. RYLEY	21 500	336 504
S.W. WILLIAMS	25 000	265 000

As disclosed in the notes to the tables entitled “Option/SAR Grants During the Most Recently Completed Fiscal Year” and “Pension Plan and SERP Table”, options granted under the ESP but not yet exercisable may automatically become exercisable and executive officers with less than five years of executive service may become eligible to receive supplemental retirement payments under the SERP in the event of a change in control of Suncor, after the occurrence of certain specified corporate changes, or for certain executives, after a substantial decrease in such executive’s responsibilities. In addition, Suncor has entered into certain trust arrangements to secure its obligations under the SERP, under the termination contracts described above, and under the SPIP and the SunShare Plan, upon a pending change in control of Suncor.

Options granted under the SunShare Plan and the ESP, but not yet exercisable, become immediately exercisable in the event of a change of control of Suncor. In addition PSUs will vest in the event of a change of control subject to Suncor performance measured at the change of control date.

Indebtedness of Directors, Executive Officers and Senior Officers

None of the directors, executive officers or senior officers of Suncor, persons who served as directors, executive officers or senior officers at any time during 2004, and their respective associates were at any time during the year, excluding routine indebtedness, indebted to Suncor or its subsidiaries, either in connection with the purchase of Suncor securities, or otherwise.

Summary of Equity Compensation Plans

The numbers shown under “Equity compensation plans approved by security holders” refer to Suncor’s Executive Stock Plan and to its SunShare Performance Stock Option Plan. The numbers shown under “Equity compensation plans not approved by security holders” refer to Suncor’s ELTIP (Employee Long-term Incentive Plan), which was initiated in 1997 and which vested in 2002.

As at the end of our most recently completed financial year, our common shares were authorized for issuance under certain equity compensation plans as set out below.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column

Equity compensation plans approved by security holders	19 704 477	$25.04	7 342 239
Equity compensation plans not approved by security holders	981 765	$13.32	5 200 000
Total	20 686 242	$24.49	12 542 239

(i) Executive Stock Plan

The ESP was established in 1992 and is designed to reward eligible executives in relation to increases in common share price. The plan, and the common shares reserved under the plan, have been approved by the Corporation’s shareholders. The plan promotes an ownership perspective among executives, encourages the retention of key executives and provides an incentive to enhance shareholder value by furthering the growth and profitability of Suncor. ESP awards vary according to the position and salary level of the plan participant. On September 21, 2004, Suncor’s Board approved the restriction of participation in the ESP to insiders of the Corporation. Non-insiders previously eligible for stock options under the ESP will receive options from Suncor’s “Key Contributor Stock Option Plan”.

The plan provides for the grant of options for common shares, as well as limited appreciation rights (“LARs”) and stock appreciation rights (“SARs”), either with options or standing alone. The ESP also provides for awards of common shares, performance units and performance or bonus shares, and other share-based awards not inconsistent with the terms of the ESP. See “Termination Contracts and Change of Control” for further information regarding LARs. To date, the Board of Directors has followed a practice of awarding only options for common shares and LARs under the ESP.

In order to improve the alignment of executive compensation with the interests of shareholders, and to address the changing landscape for competitive compensation, the annual option and LARs grants for employees were reduced by 50% effective January 1, 2004. The remuneration value attributable to this reduction has been replaced by an equivalent grant of Performance Share Units (“PSUs”).

A maximum of 27,600,000 common shares, 1,600,000 of which are specifically reserved for directors (see “Compensation of Directors”), have been authorized for issuance under the ESP since its inception. As of February 28, 2005, 2,745,321 common shares remain available for future option grants and other ESP awards. Awards under the ESP are administered by the HR&CC. The HR&CC considers the amount of common shares available for grant and prior years’ grants when approving grants and setting the option grant guidelines under the ESP.

Effective January 29, 2004, Suncor’s executive officers were granted options with an exercise price based on the market value of the common shares on that date. For details of these grants to the Named Executive Officers, see the table entitled “Option/SAR Grants During the Most Recently Completed Fiscal Year”.

(ii) Performance Share Unit Plan

In order to improve the alignment of incentive compensation for executives with the interests of shareholders, and to address the changing landscape for performance based executive compensation, the Board approved a PSU Plan to replace reduced grants under the ESP effective January 1, 2004.

PSUs vest (between 0% and 150% of the number granted) contingent upon Suncor’s performance relative to a peer group of companies. The peer group is chosen based on criteria approved by the Board of Directors. The criteria for peer group selection are mid-sized (approximately $5 billion to $30 billion market capitalization) oil and gas production companies in Canada and the United States, as well as all Canadian integrated oil and gas companies.

Performance will be measured by reference to Total Shareholder Return (“TSR”) as follows:

Percentage of PSUs Vesting at End of 3-year Performance Period	Total Shareholder Return Compared to Peer Group

Nil	Suncor TSR less than the 25th percentile of the Peer Group

50%	Suncor TSR greater than or equal to the 25th percentile of the Peer Company TSRs, and less than the 50th percentile of the Peer Company TSRs.

100%	Suncor TSR greater than or equal to the 50th percentile of the Peer Company TSRs, and less than the 75th percentile of the Peer Company TSRs.

150%	Suncor TSR greater than or equal to the 75th percentile of the Peer Company TSRs.

At the end of the three-year performance period relative TSR will be measured, vested units determined and the value paid out to participants in cash. The final value will be based on the number of vested PSUs multiplied by the common share price as determined under the PSU Plan provisions.

PSUs do not count towards the assessment of executive share ownership levels for purposes of the share ownership guidelines. Upon vesting, executives must use the cash payout, or other cash resources, to purchase Suncor common shares on the open market in order to satisfy any unmet share ownership guidelines.

PSUs replace the remuneration value of reduced grants under the ESP as a means of providing better alignment between the executive incentive plans and shareholder interests. Furthermore, it is intended to address general concerns regarding the use of stock options as a primary vehicle for long-term incentive compensation for executives. Suncor will continue to monitor general market conditions and adapt its executive compensation policies and practices to ensure its programs remain competitive and appropriately aligned with shareholder interests.

(iii) SunShare Performance Stock Option Plan

The SunShare Plan is a performance-based stock option plan approved by the Corporation’s shareholders and implemented in 2002. The SunShare Plan is designed as the cornerstone of the Corporation’s long-term incentive strategy and is aimed at promoting a long-term perspective in decision making and strategy implementation. SunShare is intended to foster corporate integration and teamwork across the Corporation and attract and retain key capabilities required to deliver the Corporation’s 2002-2008 business strategies.

Under the SunShare Plan all eligible full-time and part-time employees, including the Named Executive Officers have been granted options to purchase common shares (the “SunShare Options”) in accordance with award guidelines approved by HR&CC. The SunShare Plan also provides for the granting of LARs to those option holders who also hold LARs under the ESP. SunShare Options vest on January 1, 2012, approximately four months prior to their expiry, subject to earlier vesting if certain performance criteria are met. The performance criteria include achievement of Corporation-wide targets for return on capital employed (“ROCE”) with maximum vesting at 15% average annual ROCE over the 2003-2008 period, and achievement of common share price targets requiring a doubling of share price from the $27.65 grant price by April 2008 for maximum vesting. The criteria also permit interim and partial vesting based on achievement of the ROCE target for the 2004-2005 period, and share price milestones after 2004 concurrently with achievement of total shareholder return (“TSR”) superior to the TSR of the S&P 500 index during the comparable period. The interim targets, namely the achievement of a 40% rise in share price concurrent with TSR superior to the TSR of the S&P 500, and the achievement of 15% ROCE for 2003-04, were achieved on October 5, 2004 and January 31st, 2005 respectively. In accordance with the SunShare Plan vesting rules, a total of 40% of eligible options have vested in recognition of these achievements.

Under the terms of the SunShare Plan, the exercise price of each SunShare Option cannot be less than the fair market value of a common share at the time of grant. No SunShare Option is exercisable later than April 29, 2012, which is 10 years after the effective date of the SunShare Plan.

In September, 2004, the Board of Directors increased the reserve of common shares authorized for issuance under the SunShare plan by 3,000,000 shares, to support Suncor’s ability to attract skilled employees to support its continued long-term growth. This reserve increase has been approved by The Toronto Stock Exchange (TSX), and by the New York Stock Exchange (NYSE) under its rules applicable to non-U.S. listed companies.

A maximum of 15,000,000 common shares have been authorized for issuance under the SunShare Plan. Of these, as at February 28, 2005, 4,318,894 common shares remain available for future SunShare Option grants.

For details of any grants of SunShare Options to the Named Executive Officers in the most recently completed financial year, see the table entitled “Option/SAR Grants During the Most Recently Completed Fiscal Year”.

(iv) Key Contributor Stock Option Plan

The Key Contributor Plan was approved by the Board of Directors in September, 2004. The Key Contributor Plan has also been approved by the Toronto Stock Exchange and by the New York Stock Exchange (NYSE) under its rules applicable to non-U.S. listed companies.

The plan provides for the grant of options for common shares, as well as limited appreciation rights (“LARs”) and stock appreciation rights (“SARs”), either with options or standing alone. The Key Contributor Plan also provides for awards of common shares, performance units and performance or bonus shares, and other share based awards not inconsistent with the terms of the Key Contributor Plan. See “Termination Contracts and Change of Control” for further information regarding LARs. To date, the Board of Directors has followed a practice of awarding only options for common shares and LARs under the Key Contributor Plan.

A maximum of 5,200,000 common shares have been authorized for issuance under the Key Contributor Plan since its inception. As of February 28, 2005, 4,367,800 common shares remain available for future option grants and other Key Contributor Plan awards. Awards under the Key Contributor Plan are administered by the HR&CC. The HR&CC considers the amount of common shares available for grant and prior years’ grants when approving grants and setting the option grant guidelines under the Key Contributor Plan.

The Key Contributor Plan contains the following important provisions: a) insiders of Suncor are not eligible to participate in the plan; and b) the resultant aggregate dilution for all Suncor equity compensation plans involving newly issued securities must be less than 10%. The aggregate dilution of all issued, outstanding, and authorized options under Suncor stock option plans is 7.1%. Suncor has no other equity compensation plans involving newly issued securities.

Directors’ and Officers’ Insurance

Under policies purchased by Suncor, insurance of a maximum amount of approximately US$100 million is in effect for the directors and officers of Suncor against liability for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty in the discharge of their duties, individually or collectively. Suncor is also insured under these policies in the event it is permitted or required by law to indemnify individual directors and officers.

The policies are subject to certain exclusions, and provide for a corporate deductible of US$5 million in circumstances where Suncor indemnifies individual directors and officers. If Suncor is unable by law to indemnify individual directors and officers, there is no deductible. In 2004 Suncor paid premiums of approximately US$990,000 for directors and officers insurance. No premiums were paid by any individual director or officer.

Statement of Corporate Governance Practices

Suncor’s Board of Directors is committed to maintaining high standards of corporate governance, and regularly reviews them in light of changing practices, expectations and legal requirements. Information on Suncor’s corporate governance practices is set out in Appendix B to this Circular, which summarizes the corporate governance guidelines (the “TSX Guidelines”) of the Toronto Stock Exchange, and Suncor’s alignment with them. Appendix B should be read in conjunction with the following general description of Suncor’s current system of corporate governance.

The cornerstone of Suncor’s governance system rests with its Board of Directors, whose fundamental duty is to supervise the management of Suncor’s business and affairs. The Board has written terms of reference (see page 35 regarding the “charter” of the Board of Directors), that include a mandate outlining its major goals and duties. The Board of Directors has adopted a management control process policy that delegates to management the responsibility and authority to direct Suncor’s day-to-day operations, subject to compliance with Board-approved budgets and strategic plans. Under the policy, certain matters, including the acquisition of new lines of business and significant acquisitions, divestments and long-term financing, among other things, must be approved in advance by the Board of Directors.

The Board’s terms of reference outline the Board’s major goals and duties. These range from specific matters, such as the declaration of dividends, that by law must be exercised by the Board, to its general role to determine, in broad terms, the purposes, goals, activities and general characteristics of Suncor. It reviews with management the Corporation’s objectives and goals, and the strategies management proposes in order to achieve those goals and objectives. It also monitors the Corporation’s progress in these areas. It provides both leadership and policy direction to management, to ensure high standards of legal and ethical conduct are developed and maintained, and to incorporate sustainability concepts into its strategic visions and implementation plans. The Board ensures the continuity of executive management by assuming responsibility for the appointment of a chief executive officer and overseeing succession planning for that key role. It also monitors and evaluates the performance of the CEO and other senior officers against established objectives and criteria that support the Corporation’s strategic plans. The Board plays a key role in the oversight of the Corporation’s financial matters, including capital structure management, financial results reporting, and oversight of risk management, monitoring and mitigation systems and procedures.

The Board of Directors discharges its responsibilities through preparation for and attendance at regularly scheduled meetings, and through its four standing committees, each of which has a written mandate (charter). Subject to limited exceptions, these committees generally do not have decision-making authority; rather, they convey their findings and recommendations on matters falling within their respective mandates to the full Board of Directors. The committees also have the authority to conduct any independent investigations into matters which fall within the scope of their responsibilities, and may engage external advisors (as may the full Board or an individual director), at Suncor’s expense, to assist them in fulfilling their mandate.

In accordance with its terms of reference, the Board is currently comprised of a majority (eleven of thirteen members) of independent (unrelated) directors. Four of five members of the Environment, Health and Safety Committee are independent directors. The Audit Committee, the Human Resources and Compensation Committee (“HR&CC”) and the Board Policy, Strategy Review and Governance (“Board Policy”) Committee are comprised entirely of independent (unrelated) directors. Members of the Audit Committee are required to be financially literate, in accordance with criteria established by the Board reflecting stock exchange and legal requirements. In addition, at least one member of the Audit Committee must be determined by the Board to be an “audit committee financial expert”. The Board has determined Mr. Ferguson, the Chair of the Audit Committee, and an independent (unrelated) director, to be such an expert (See Appendix B for a description of the Board’s independence criteria and determinations).

The following is a brief summary of the key functions, roles and responsibilities of Suncor’s Board committees.

Policy, Strategy Review and Governance Committee

The Board Policy Committee assists the Board in two areas: corporate governance and corporate strategy. In its governance role, the committee is mandated to determine Suncor’s overall approach to governance issues and key corporate governance principles. The Board Policy Committee also reviews key matters pertaining to Suncor’s values, beliefs and standards of ethical conduct.

The committee annually assesses and evaluates the overall performance and effectiveness of the Board of Directors, its committees, and individual directors, both as directors and as chairs of the Board or a particular Board committee. Each year, directors complete a confidential questionnaire that includes both a self-assessment and peer review to assess individual performance. The resulting data is analyzed and presented to the Board Policy Committee, who then report to the full Board of Directors, with any recommendations for enhancing or strengthening effectiveness. The Chairman of the Board reviews data relating to individual performance and conducts one-on-one meetings with each director focused on individual effectiveness.

In its strategy role, the committee reviews and provides advice with respect to the preliminary stages of key strategic initiatives and projects, and reviews and assesses processes relating to long range and strategic planning and budgeting.

Audit Committee

The Audit Committee assists the Board in matters relating to Suncor’s internal controls, internal and external auditors and the external audit process, oil and natural gas reserves reporting, financial reporting and public communication, and certain other key financial matters. The committee is also mandated to provide an open avenue of communication between management, the internal and external auditors, and the Board of Directors.

In fulfilling its role, the Audit Committee monitors the effectiveness and integrity of the Corporation’s financial reporting, management information and internal control systems. The Audit Committee exercises general oversight over the internal audit function, by reviewing the plans, activities, organizational structure, qualifications and performance of the internal auditors. The appointment or termination of Suncor’s chief officer in charge of internal audit is reviewed and approved by the Audit Committee. This officer has a direct reporting relationship with the committee and meets with them, in the absence of other members of management, at least quarterly. The committee also monitors compliance with Suncor’s business conduct code, by conducting an annual review of the code and the related annual compliance program, and monitoring the status and resolution of any complaints relating to code violations. The business conduct code applies to all employees and officers, including its chief executive officer and chief financial officer.

The Audit Committee plays a key role in relation to Suncor’s external auditors. It initiates and approves their engagement or termination, subject to shareholder approval, and monitors and reviews their independence, effectiveness, performance and quality control processes and procedures. The Audit Committee reviews, with management and external auditors, significant financial reporting issues, the conduct and results of the annual audit, and significant finance, accounting and disclosure policies and other financial matters. The Audit Committee also plays a key role in financial reporting, by reviewing Suncor’s core disclosure documents, being its annual and interim financial statements, Management’s Discussion and Analysis (MD&A) and annual information form (Form 40-F in the United States). The committee approves interim financial statements and interim MD&A and makes recommendations to the Board with respect to approval of the annual disclosure documents.

The Audit Committee also plays a key oversight role in the evaluation and reporting of Suncor’s oil and natural gas reserves. This role includes review of Suncor’s procedures relating to reporting and disclosure, as well as those for providing information to Suncor’s independent reserves evaluators (the “Evaluator”). The committee annually approves the appointment and terms of engagement of the Evaluator, including their qualifications and independence, and any changes in their appointment. Suncor’s annual reserves data and report of the Evaluator is annually reviewed by the committee prior to approval by the full Board of Directors.

The committee reviews the key policies and practices of the Corporation with respect to cash management, financial derivatives, financing, credit, insurance, taxation, commodities trading and related matters. It also reviews the assets, financial performance, funding and investment strategy of the Corporation’s registered pension plan, as well as the terms of engagement of the plan’s actuary and fund manager, and any significant actuarial reports. The Audit Committee oversees generally the Board’s risk management governance model by conducting periodic reviews to ensure the principal risks of Suncor’s business are reflected in the mandates of the Board and its committees.

Environment, Health and Safety Committee

The Environment, Health and Safety Committee reviews the effectiveness with which the Corporation meets its obligations and achieves its objectives pertaining to the environment, health and safety (EH&S). This includes the effectiveness with which management establishes and maintains appropriate EH&S policies. This committee also monitors management’s performance and emerging trends and issues in these areas. In fulfilling its role, the committee monitors the adequacy of the Corporation’s system of EH&S internal controls, and reviews quarterly management stewardship reports as well as the findings of significant external and internal EH&S investigations, assessments, reviews and audits. Suncor’s periodic sustainability report, a detailed public disclosure document that includes reporting on Suncor’s EH&S progress, plans and performance objectives, is also reviewed by the committee.

Human Resources and Compensation Committee

For more information regarding the nature, scope, roles and responsibilities of the Human Resources & Compensation Committee, see “Report on Executive Compensation”, commencing on page 13 of this circular.

Availability of Additional Information

The following materials referred to above, are available on Suncor’s website at www.suncor.com:

•          the complete text of the terms of reference of Suncor’s Board and the mandates of the Board Committees;

•          Suncor’s most recent sustainability report; and

•          independence criteria for Suncor’s Board of Directors.

Our Governance Commitment

The current environment of change in corporate governance practices is expected to continue. In 2004, the Canadian Securities Administrators (CSA) published for comment, among others, draft rules and policies relating to disclosure of corporate governance practices. In January 2005, the CSA announced they are currently considering the comments received on these instruments and incorporating changes as appropriate, with an expectation of final rules and policies that will be applicable to proxy circulars filed after June 30, 2005.

General Information

The information contained herein is given as of February 28, 2005, except as otherwise indicated. A copy of the documents set out below may be obtained on our web site at www.suncor.com, or, without charge, by any person upon request from Suncor at 112 - 4th Avenue S.W., Calgary, Alberta, T2P 2V5, by calling 1-800-558-9071, or by email request to info@suncor.com:

1.       Suncor’s current annual report containing financial statements for the most recently completed financial year and the report of the auditors relating thereto together with any subsequent interim financial statements (the “annual report”); and

2.       this circular.

The financial measures cash flow from operations, return on capital employed (ROCE) and cash operating costs referred to in this circular are not prescribed by GAAP and are outlined and reconciled in Non-GAAP Financial Measures, on page 51 of our annual report.

In addition, persons resident in the United States may obtain a copy of Suncor’s current Form 40-F and persons resident elsewhere may obtain a copy of Suncor’s current Annual Information Form, together with a copy of any pertinent information incorporated by reference therein, without charge upon request to the Corporation at the address noted above.

Information contained in or otherwise accessible through our website does not form a part of this circular. All such references are inactive textual references only.

Directors’ Approval

The contents and the sending of this circular have been approved by the directors of Suncor.

/s/ Janice B. Odegaard
Janice B. Odegaard
Vice President, Associate General Counsel
and Corporate Secretary

February 28, 2005

Appendix A

Board of Directors Meetings Held and Attendance of Directors

The information presented below reflects Board of Directors and Committee meetings held and attendance of directors for the year ended December 31, 2004.

Number of Meetings

Board of Directors	6
Environment, Health and Safety Committee	4
Human Resources and Compensation Committee	6
Audit Committee	9
Board Policy, Strategy Review and Governance Committee	5

Summary of Attendance of Directors

Director	Board Meetings Attended		Committee Meetings Attended

Mel Benson	6 of 6		10 of 10
Brian A. Canfield	6 of 6		11 of 11
Susan E. Crocker	6 of 6		11 of 11
Bryan P. Davies	6 of 6		13 of 13
Brian Felesky	6 of 6		13 of 13
John T. Ferguson	6 of 6		14 of 14
W. Douglas Ford	3 of 3	(2)	9 of 10
Richard L. George	6 of 6		N/A	(1)
John R. Huff	6 of 6		11 of 11
Robert W. Korthals	6 of 6		9 of 9
M. Ann McCaig	6 of 6		10 of 10
Michael O’Brien	6 of 6		4 of 4
JR Shaw	6 of 6		11 of 11

(1)          As a member of management, Mr. George does not serve on any of the standing committees of the Board.

(2)          Mr. Ford became a member of the Board of Directors at the April 29th, 2004 annual and special meeting of the shareholders of the Corporation.

The following summarizes the current membership of each committee:

Committee	Committee Members As of February 28, 2005

Audit Committee	John T. Ferguson (Chair)	W. Douglas Ford
(all members independent)	Bryan P. Davies	Robert W. Korthals
Brian A. Felesky

Board Policy, Strategy Review and Governance Committee	John R. Huff (Chair)	John T. Ferguson
(all members independent)	Brian A. Canfield	JR Shaw
Susan E. Crocker

Environment, Health and Safety Committee	M. Ann McCaig (Chair)	Brian A. Felesky
(all members independent except Mr. O’Brien)	Mel E. Benson	W. Douglas Ford
	Bryan P. Davies	Michael W. O’Brien

Human Resources and Compensation Committee	Brian A. Canfield (Chair)	John R. Huff
(all members independent)	Mel E. Benson	M. Ann McCaig
	Susan E. Crocker	JR Shaw

Appendix B

Corporate Governance Summary

Suncor is a Canadian reporting issuer. Our common shares are listed on both The Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE). The following chart compares Suncor’s corporate governance practices with the TSX corporate governance guidelines (TSX Guidelines). NYSE corporate governance requirements are generally not applicable to non-U.S. companies. However, Suncor has reviewed its practices against the requirements of the NYSE applicable to U.S. domestic companies (NYSE Requirements). Based on that review, during 2004, Suncor’s corporate governance practices did not differ from the NYSE Requirements in any significant respect, with the exception of the requirements applicable to equity compensation plans. During 2004 the TSX rules required shareholder approval of all equity compensation plans, including material amendments. This requirement was subject to limited exceptions, including an exception for plans under which a majority of securities are not available for issuance to insiders, such as Suncor’s SunShare Plan and Key Contributor Stock Option Plan, described on pages 23 and 24. Under the NYSE Requirements, the requirement for shareholder approval extends to these types of plans. In 2005, the TSX amended its requirements applicable to equity compensation plans. Under the amended TSX requirements, the TSX requires shareholder approval of all equity compensation plans, regardless of insider participation, subject to limited exceptions.

Corporate Governance Guideline	Suncor Alignment	Commentary

1. The Board of Directors should explicitly assume responsibility for stewardship of the Corporation, and specifically for:	Yes

The Board of Directors (“Board”) has adopted terms of reference, which includes guidelines for the Board and its committees, as well as a formal mandate setting out the Board’s major goals, responsibilities and duties. The overarching duty of the Board is to oversee development of the overall strategic direction and policy framework for the Corporation.

a. Adoption of a strategic planning process	Yes

One of the Board’s major duties is to review with management the Corporation’s mission, objectives and goals, and the strategies whereby it proposes to achieve them. The Board is responsible for ensuring the Corporation has an effective strategic planning process, and for annually approving the strategies reflected in the Corporation’s long range plan, which takes into account, among other things, the opportunities and risks of the Corporation’s business.

The Board Policy, Strategy Review and Governance (“Board Policy”) Committee assists the Board of Directors and management by, among other things, reviewing and assessing the effectiveness of processes relating to long range planning and budgeting.

A Board meeting principally devoted to strategic planning is held annually.

Corporate Governance Guideline	Suncor Alignment	Commentary

b. Identification of principal risks and implementing risk management systems	Yes

One of the major responsibilities of the Board is to identify the principal risks of the Corporation’s business and ensure there are systems in place to effectively monitor and manage them. The Board discharges these responsibilities by, among other things, its participation in the long range and strategic planning processes, which involves consideration of the principal risks inherent in Suncor’s businesses, and undertaking at least annually, a principal risk review. Specific risks and risk management are also addressed by committees of the Board. For example, the Board Policy Committee’s mandate includes providing advice with respect to the early stages of key strategic initiatives and projects and assessing the planning and budgeting processes, all of which involve consideration of risks and related management systems. The Environment, Health and Safety Committee plays a role in reviewing environmental, health and safety issues and reporting to the Board of Directors on these matters. The Audit Committee reviews financial risk management issues, programs and policies, including cash management, insurance and the use of financial derivatives.

c. Succession planning and monitoring senior management	Yes

The Board is responsible for monitoring and reviewing the performance of the Chief Executive Officer (“CEO”) and other senior officers and for ensuring adequate succession for their positions. The Human Resources and Compensation Committee (“HR&CC”) is specifically mandated to ensure that appropriate executive succession planning and performance evaluation programs are in place and that they are operating effectively. The committee conducts an annual review of the performance of the CEO against predetermined goals and criteria, and recommends to the Board the total compensation of the CEO. The committee also reviews and reports to the Board of Directors on the succession plan for senior management positions, including the position of the CEO. In addition, succession planning is included in the job descriptions for senior management.

Corporate Governance Guideline	Suncor Alignment	Commentary

d. Communications policy	Yes

The Board of Directors is specifically mandated to ensure systems are in place for communications with Suncor’s shareholders and other stakeholders. Through Corporation policies, procedures and processes, Suncor seeks to interpret its operations for its shareholders and other stakeholders, through a variety of channels, including its periodic financial reports, securities filings, news releases, environmental reports, webcasts, an external web site, briefing sessions and group meetings. The Corporation encourages and seeks stakeholder feedback through corporate communications and investor relations programs. The Board, either directly or through the activities of the Audit Committee, reviews and approves all quarterly and annual financial statements and related management’s discussion and analysis, management proxy circulars and annual information forms, among others.

The Corporation has a communication policy that addresses the Corporation’s interaction with shareholders, investment analysts, other stakeholders and the public. The policy includes measures to avoid selective disclosure of material information. Suncor’s business conduct code addresses the Corporation’s obligations for continuous and timely disclosure of material information. These policies are reviewed at least annually by the Corporation. The Audit Committee reviews and approves the Corporation’s communication policy and oversees an annual review of compliance with the Corporation’s standard of business conduct code.

e. Integrity of internal control and management information systems	Yes

The Board of Directors is specifically mandated to ensure processes are in place to monitor and maintain the integrity of Suncor’s internal control and management information systems. The Audit Committee is specifically mandated to assist the Board of Directors by reviewing the effectiveness of financial reporting, management information and internal control systems. This includes a review of the evaluation of these systems by internal and external auditors, as well as the activities, organizational structure and qualifications of internal auditors, and the independence and effectiveness of external auditors.

2. Majority of directors should be “unrelated” (independent)	Yes

The Board reviews the independence of its members annually and has determined based on its most recent annual review conducted in February 2005 that all but two (Richard L. George, Suncor’s President and CEO, and Michael W. O’Brien, who retired as Suncor’s CFO and Vice President, Corporate Development in 2002) of its thirteen directors are unrelated and independent. Subject to Mr. O’Brien’s re-election, pursuant to independence criteria approved by the Board, he will be reclassified an unrelated and independent director as of July 2005, being expiry of the three year cooling-off period applicable to former executives.

Corporate Governance Guideline	Suncor Alignment	Commentary

3. Disclose analysis of independence determinations by the Board	Yes

Under the TSX guidelines, an “unrelated” director is a director who is independent of management and free from any business or other relationship which could, or could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation. The NYSE Requirements state that an independent director has no material relationship with the company, either as partner, shareholder or officer of an organization that has a relationship with the company.

The NYSE Requirements include additional criteria that should be considered in determining whether directors are “independent” and identify certain relationships that operate as a complete bar to a finding of independence. Suncor’s Board has adopted these independence bars as part of their criteria for determining whether its members are unrelated and independent. The independence criteria are available on Suncor’s web site at www.suncor.com. When assessing against the criteria, the board determines whether any independence bars exist, as they do in the case of two directors: Mr. George is deemed to be related and non-independent because he is Suncor’s CEO, and Mr. O’Brien is deemed to be related and non-independent because he is a retired executive of Suncor. Pursuant to the Board’s criteria, the Chairman of the Board, Mr. Shaw, is not considered to be a “related” director by virtue of his position as chair, as he holds the position in a non-executive and non full-time capacity. In addition to a review of any independence bars, the Board also reviews and analyzes the existence, materiality and affect of any relationships between the Corporation and each of its directors, either directly, through immediate family members or as partners, significant shareholders or officers of another organization that has a relationship with Suncor, and determines in each case whether the relationships could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation.

Corporate Governance Guideline	Suncor Alignment	Commentary

4. Appoint a Committee:

a. responsible for the appointment and assessment of directors	Yes

Suncor’s Board Policy Committee is charged with the duty of assisting the Board in matters pertaining to, among other things, the Board’s organization and composition. Suncor’s Board of Directors supports the principle that its membership should represent a diversity of backgrounds, experience and skills. The Board Policy Committee annually reviews the appropriate characteristics of Board members in the context of the current composition of the Board and the objectives and needs of the Corporation. This committee works with the Board, with input from outside advisors and management, to establish criteria for selecting new director candidates, maintains a list of potential candidates, and recommends Board nominees to the full Board of Directors. The Board Policy Committee has the authority on behalf of the Board to engage outside advisors to assist in the identification and assessment of director candidates. This committee also conducts an annual assessment of the effectiveness of the Board and its committees, which includes an evaluation of the performance and contribution of individual directors. See item 5 below.

b. composed exclusively of outside (non-management) directors, the majority of whom are unrelated	Yes	The Board Policy Committee consists entirely of outside, independent (unrelated) directors.

5. Implement a process for assessing the effectiveness of the Board of Directors, its committees and individual directors	Yes

The Board Policy Committee annually assesses and evaluates the overall performance and effectiveness of the Board of Directors, its committees, and individual directors, both as directors and as chairs of the board or a particular board committee, if applicable. Each year, directors complete a confidential questionnaire that includes both a self-assessment and peer review to assess individual performance. The resulting data is analyzed by the Board Policy Committee, who then report to the full Board of Directors, with any recommendations for enhancing or strengthening effectiveness. The Chairman of the Board reviews data relating to individual performance and conducts one-on-one meetings with each director focused on individual effectiveness.

Corporate Governance Guideline	Suncor Alignment	Commentary

6. Provide orientation and education programs for new directors	Yes

Suncor provides orientation and education materials to new members of the Board of Directors, and conducts a formal orientation program involving meetings with senior management on key legal, environmental, business, financial and operational issues. A Directors’ Manual, containing pertinent information relating to the Board and the Corporation, is provided to each director. Presentations and tours at the sites of Suncor’s principal operations are provided to directors on a periodic basis, often in conjunction with Board meetings, for the purpose of acquainting directors with Suncor’s operations and the communities in which they are located. In 2004, Suncor’s Board approved a Directors’ Continuing Education Policy, which encourages directors to enroll in courses and programs that enhance and supplement their knowledge and skills in areas relevant to their role on Suncor’s Board, with the approval of the Chairman of the Board or Board Policy Committee.

7. Consider size of Board of Directors, and impact of the number on Board effectiveness	Yes

The Board of Directors is specifically mandated to fix its size, subject to shareholder approval, where required. The Board has determined that its size is conducive to effective decision making while ensuring a sufficient number to resource the Board’s four standing committees. See item 4(a).

8. Review compensation of directors in light of risks and responsibilities	Yes

The HR&CC reviews and reports to the Board on directors’ compensation issues. The HR&CC has developed, in consultation with outside advisors, guidelines for director compensation based on, among other factors, directors’ roles and responsibilities and an analysis of the competitive position of Suncor’s director compensation program. The Board has set director compensation based upon recommendations from this committee.

9. Committees should generally be composed of outside directors, a majority of whom are unrelated	Yes

Three of Suncor’s standing committees (Audit, Board Policy and HR&CC) are comprised solely of unrelated (independent) directors. Suncor’s fourth standing committee (Environment Health and Safety) is comprised of a majority of unrelated (independent) directors. Mr. O’Brien, a related director until July 2005, is a member of the Environment, Health and Safety Committee. The composition of Suncor’s Board committees is consistent with the NYSE Requirements.

Corporate Governance Guideline	Suncor Alignment	Commentary

10. Appoint a committee responsible for Suncor’s approach to corporate governance issues	Yes

The Board Policy Committee assists the Board of Directors in matters pertaining to the Corporation’s approach to governance issues. In fulfilling its governance role, this committee monitors developments relating to governance issues and makes recommendations to the full Board relating to the Corporation’s corporate governance system. Among other things, this committee has reviewed Suncor’s response to the TSX guidelines as well as the NYSE Requirements, and continues to monitor, review and recommend to the full Board changes to Suncor’s governance system as practices, guidelines and requirements evolve.

11.

a. Define limits to management’s responsibilities by developing mandates for:

i. the Board of Directors	Yes

The Board of Directors has approved and regularly reviews its terms of reference. The Board terms of reference, as the charter of the Board, includes a general overview of the Board’s role in Suncor’s governance, a statement of key guidelines and policies applicable to the Board and its committees, and a mandate that describes its major responsibilities, goals and duties. The Board’s statutory duty to supervise the management of Suncor’s business and affairs, is embodied in the scope of the Board’s role in overseeing strategic planning, risk identification and management, succession planning, internal controls and other key aspects of governance. The Board of Directors delegates day-to-day management to Suncor’s CEO and other members of management. A management control process policy, adopted by the Board, sets limits on the specific authority delegated to management.

ii. the Chief Executive Officer	Yes

There is an accountability statement for the office of CEO which defines the main role of the position and identifies its key accountabilities, described in more detail in the “Report on Executive Compensation”.

b. Board of Directors should approve the Chief Executive Officer’s corporate objectives and assess CEO against these objectives.	Yes

The corporate objectives for which the CEO is responsible represent a combination of corporate goals and personal goals, set annually by the Board of Directors in consultation with the HR&CC and Chairman of the Board, respectively. In addition, the HR&CC annually reviews the CEO’s performance against these objectives and against the key accountabilities of his position, in conjunction with compensation reviews. The committee reports its assessment to the full Board which ultimately approves CEO compensation.

Corporate Governance Guideline	Suncor Alignment	Commentary

12. Establish structures and procedures to enable the Board of Directors to function independently of management.	Yes

The Board Terms of Reference state that the Chairman of the Board must be an unrelated (independent) director. Mr. Shaw, Suncor’s Chairman of the Board, has been determined by the Board to be unrelated (independent) (See item 2).

The Board of Directors and its committees meet independently of management when warranted. In addition, in camera sessions, chaired by the Chairman of the Board or of the applicable committee, are held at each Board and Board committee meeting in the absence of inside directors and other members of management. At least once annually, the Board meets in the absence of any director who is deemed non-independent (related) by the Board. The Audit Committee meets with the external auditors and independent reserves evaluators without management present, and Suncor’s Director of Internal Audit, a Suncor employee with direct reporting channels to the Audit Committee, also meets with the Audit Committee in the absence of other members of management.

13.

a. Ensure an Audit Committee has a specifically defined mandate.	Yes	The Audit Committee has a specifically defined mandate. A summary of that mandate is included in the “Statement of Corporate Governance Practices” in this circular.

The Audit Committee should have direct communication channels with internal and external auditors.	Yes

The Audit Committee has direct communication channels with Suncor’s internal and external auditors and independent reserves evaluators and meets regularly with them without presence of management. Suncor’s Director of Internal Audit reports directly to the Audit Committee on a regular basis.

The Audit Committee’s duties should include oversight of management’s design and implementation of effective internal controls.	Yes

The Audit Committee is mandated to enquire as to the adequacy of Suncor’s system of internal controls, and review the evaluation of internal and financial controls by internal and external auditors, respectively.

Corporate Governance Guideline	Suncor Alignment	Commentary

b. All members should be non-management directors.	Yes	All members are outside, unrelated (independent) directors.

The Board has affirmatively determined that all members of the Audit Committee are financially literate and has designated Mr. Ferguson, an independent (unrelated) director, as “Audit Committee Financial Expert” pursuant to the following criteria:

The Board has defined financial literacy generally as the ability to read and understand financial statements, and has defined an Audit Committee Financial Expert as a director who has an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and complexity of accounting issues that are generally comparable to Suncor’s, or experience actively supervising one or more persons engaged in such activities; an understanding of internal control over financial reporting; and an understanding of audit committee functions. The Board has also established criteria to assist the Board in evaluating each director’s education and experience against the financial literacy and expertise requirements.

Pursuant to the Board Terms of Reference, Audit Committee members must not be members of the audit committees of more than two other public companies, unless the Board determines that simultaneous service on a greater number of audit committees would not impair the member’s ability to effectively serve on Suncor’s Audit Committee. Mr. Korthals is currently on the audit committee of five public companies in addition to Suncor. The Board has determined that this fact does not impair Mr. Korthals’ ability to effectively serve on Suncor’s Audit Committee based on an analysis of Mr. Korthals time commitments in general, the demands of those other committees, and the time commitment required of members of Suncor’s Audit Committee.

14. Implement a system to enable individual directors to engage outside advisors at the Corporation’s expense.	Yes

The Board of Directors, its committees, and individual directors may engage outside advisors at Suncor’s expense with the approval of the Chairman of the Board of Directors, Chairman of the Board Policy Committee or Chairman of the applicable committee.

Appendix C

2005 Shareholder Rights Plan – Summary of Key Features

The following is a summary of the features of the 2005 Rights Plan. The summary is qualified in its entirety by the full text of the 2005 Rights Plan, a copy of which is available from the Corporation as described in the circular. All defined terms, where used in this summary without definition, have the meanings attributed to them in the 2005 Rights Plan, unless otherwise indicated. Except where specifically mentioned in the following summary, there are no substantive differences between the 2005 Rights Plan and the 2002 Rights Plan.

(a) Issuance of Rights

One Right was issued by the Corporation in respect of each Common Share outstanding at the close of business on January 25, 1996, the date of implementation of the Original Plan, and one Right was issued and will continue to be issued in respect of each Common Share of the Corporation issued thereafter, prior to the earlier of the Separation Time and the Expiration Time. Under the 2005 Rights Plan, the Rights are simply reconfirmed and the Corporation reconfirms its authorization to continue the issuance of new Rights for each Common Share issued. Each Right entitles the registered holder thereof to purchase from the Corporation one Common Share at the exercise price equal to three times the Market Price of the Common Shares, subject to adjustment and certain anti-dilution provisions, reflecting a change from the 2002 Rights Plan which provided that the Exercise Price was a fixed amount of $150. The Rights are not exercisable until the Separation Time. If a Flip-in Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, Common Shares of the Corporation having an aggregate market price equal to twice the Exercise Price.

The Corporation is not required to issue or deliver Rights, or securities upon the exercise of Rights, outside Canada or the United States, where such issuance or delivery would be unlawful without registration of the relevant Persons or securities. If the 2005 Rights Plan would require compliance with securities laws or comparable legislation of a jurisdiction outside Canada and the United States, the Board of Directors may establish procedures for the issuance to a Canadian resident fiduciary of such securities, to hold such Rights or other securities in trust for the Persons beneficially entitled to them, to sell such securities, and to remit the proceeds to such Persons.

(b) Trading of Rights

Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing the Common Shares of the Corporation and will be transferable only together with the associated Common Shares. From and after the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”), together with a disclosure statement prepared by the Corporation describing the Rights, will be mailed to holders of record of Common Shares (other than an Acquiring Person) as of the Separation Time. Rights Certificates will also be issued in respect of Common Shares issued prior to the Expiration Time, to each holder (other than an Acquiring Person) converting, after the Separation Time, securities (“Convertible Securities”) convertible into or exchangeable for Common Shares. The Rights will trade separately from the Common Shares after the Separation Time.

(c) Separation Time

The Separation Time is the Close of Business on the tenth Business Day after the earlier of (i) the “Stock Acquisition Date”, which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; and (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, so long as such bid continues to satisfy the requirements of a Permitted Bid or Competing Permitted Bid). In either case, the Separation Time can be such later date as may from time to time be determined by the Board of Directors. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

(d) Acquiring Person

In general, an Acquiring Person is a Person who is the Beneficial Owner of 20% or more of the Corporation’s outstanding Voting Shares. Excluded from the definition of “Acquiring Person” are the Corporation and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or more or any combination of an acquisition or redemption by the Corporation of Voting Shares, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition. The definitions of “Permitted Bid Acquisition”, “Exempt Acquisition”, “Convertible Security Acquisition” and “Pro Rata Acquisition” are set out in the 2005 Rights Plan. However, in general:

(i)                  a “Permitted Bid Acquisition” means an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(ii)               an “Exempt Acquisition” means a share acquisition in respect of which the Board of Directors has waived the application of the 2005 Rights Plan, which was made prior to the Effective Date, which was made pursuant to a dividend reinvestment plan of the Corporation, or which was made pursuant to a distribution by the Corporation of Voting Shares or Convertible Securities by way of a private placement or a securities exchange take-over bid circular (which provision has been added to the 2005 Rights Plan), by the Corporation or upon the exercise by an individual employee of stock options granted under a stock option plan of the Corporation or rights to purchase securities granted under a share purchase plan of the Corporation. It also means a share acquisition which was made pursuant to the receipt or exercise of rights issued by the Corporation to all the holders of Voting Shares (other than holders resident in a jurisdiction where such distribution is restricted or impracticable as a result of applicable law) to subscribe for or purchase Voting Shares or Convertible Securities, or which was made pursuant to a distribution to the public by the Corporation of Voting Shares or Convertible Securities made pursuant to a prospectus, as long as the Person acquiring same does not thereby acquire a great percentage of Voting Shares or Convertible Securities than the percentage held by such Person immediately prior to the acquisition, or pursuant to an amalgamation, merger, business combination or other similar transaction (statutory or otherwise, but for certainty not including a Take-over Bid) requiring shareholder approval (which proviso has been added to the 2005 Rights Plan);

(iii)            a “Convertible Security Acquisition” means an acquisition of Voting Shares upon the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition; and

(iv)           a “Pro Rata Acquisition” means an acquisition of Voting Shares or Convertible Securities as a result of a stock dividend, a stock split or other similar event, acquired on the same pro rata basis as all other holders of Voting Shares.

Also excluded from the definition of “Acquiring Person” are underwriters or members of a banking or selling group acting in connection with a distribution of securities by way of prospectus or private placement, and a Person in its capacity as an Investment Manager, Trust Corporation, Plan Trustee, Statutory Body, Crown agent or agency or Manager (provided that such person is not making or proposing to make a Take-over Bid).

To the best of the knowledge of the directors and senior officers of the Corporation, as of the date hereof, no person is the Beneficial Owner of 20% or more of the outstanding Voting Shares.

(e) Beneficial Ownership

In general, a Person is deemed to Beneficially Own Common Shares actually held by others in circumstances where those holdings are or should be grouped together for purposes of the 2005 Rights Plan. Included are holdings by the Person’s Affiliates (generally, a person that controls, is controlled by, or under common control with another person) and Associates (generally, relatives sharing the same residence). Also included are securities which the Person or any of the Person’s Affiliates or Associates has the right to acquire within 60 days (other than (1) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a public offering of securities; or (2) pursuant to a pledge of securities).

A Person is also deemed to “Beneficially Own” any securities that are Beneficially Owned (as described above) by any other Person with which the Person is acting jointly or in concert (a “Joint Actor”). A Person is a Joint Actor with any Person who is a party to an agreement, arrangement or understanding with the first Person or an Associate or Affiliate thereof for the purpose of acquiring or offering to acquire Common Shares.

(i)                  Institutional Shareholder Exemptions from Beneficial Ownership The definition of “Beneficial Ownership” contains several exclusions whereby a Person is not considered to “Beneficially Own” a security. There are exemptions from the deemed “Beneficial Ownership” provisions for institutional shareholders acting in the ordinary course of business. These exemptions apply to (i) an investment manager (“Investment Manager”) which holds securities in the ordinary course of business in the performance of its duties for the account of any other Person (a “Client”), including the acquisition or holding of securities for non-discretionary accounts held on behalf of a Client by a broker or dealer registered under applicable securities law; (ii) a licensed trust company (“Trust Company”) acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and which holds such security in the ordinary course of its duties for such accounts; (iii) the administrator or the trustee (a “Plan Trustee”) of one or more pension funds or plans (a “Plan”) registered under applicable law; (iv) a Person who is a Plan or is a Person established by statute (the “Statutory Body”), and its ordinary business or activity includes the management of investment funds for employee benefit plans, pension plans, insurance plans, or various public bodies; (v) a Crown agent or agency; or (vi) a manager or trustee (“Manager”) of a mutual fund (“Mutual Fund”) that is registered or qualified to issue its securities to investors under the securities laws of any province of Canada or the laws of the United States of America or is a Mutual Fund (which proviso has been added to the 2005 Rights Plan). The foregoing exemptions only apply so long as the Investment Manager, Trust Company, Plan Trustee, Plan, Statutory Body, Crown agent or agency, Manager or Mutual Fund is not then making or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Voting Shares or other securities pursuant to a distribution by the Corporation or by means of ordinary market transactions.

A Person will not be deemed to “Beneficially Own” a security because (i) the Person is a Client of the same Investment Manager, an Estate Account or an Other Account of the same Trust Company, or Plan with the same Plan Trustee as another Person or Plan on whose account the Investment Manager, Trust Company or Plan Trustee, as the case may be, holds such security; or (ii) the Person is a Client of an Investment Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Investment Manager, Trust Company or Plan Trustee, as the case may be.

(ii)               Exemption for Permitted Lock-up Agreement A Person will not be deemed to “Beneficially Own” any security where the holder of such security has agreed to deposit or tender such security pursuant to a Permitted Lock-up Agreement to a Take-over Bid made by such Person or such Person’s Affiliates or Associates or a Joint Actor, or such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or such Person’s Affiliates, Associates or Joint Actors until the earliest time at which any such tendered security is accepted unconditionally for payment or is taken up or paid for.

A Permitted Lock-up Agreement is essentially an agreement between a Person and one or more holders of Voting Shares (the terms of which are publicly disclosed and made available to the public within the time frames set forth in the definition of Permitted Lock-up Agreement) pursuant to which each Locked-up Person agrees to deposit or tender Voting Shares to the Lock-up Bid and which further provides that such agreement permits the Locked-up Person to withdraw its Voting Shares in order to deposit or tender the Voting Shares to another Take-over Bid or support another transaction: (i) at a price or value that exceeds the price under the Lock-up Bid; or (ii) that contains an offering price that exceeds the offering price in the Lock-up Bid by as much as or more than a Specified Amount and does not provide for a Specified Amount greater than 7% of the offering price in the Lock-up Bid. The 2005 Rights Plan therefore requires that a Person making a Take-over Bid structure any lock-up agreement so as to provide reasonable flexibility to the shareholder in order to avoid being deemed the Beneficial Owner of the Common Shares subject to the lock-up agreement and potentially triggering the provisions of the 2005 Rights Plan.

A Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-up Bid an opportunity to match a higher price in another Take-over Bid or transaction or other similar limitation on a Locked-up Person’s right to withdraw Voting Shares so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Voting Shares during the period of the other TakeOver Bid or transaction. Finally, under a Permitted Lock-up Agreement no “break up” fees, “top up” fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2.5% of the price or value of the consideration payable under the Lock-up Bid; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another Take-Over Bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid; can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender Voting Shares to the Lock-up Bid or withdraws Voting Shares previously tendered thereto in order to deposit such Voting Shares to another Take-Over Bid or support another transaction.

(f) Flip-in Event

A Flip-in Event occurs when any Person becomes an Acquiring Person. In the event that, prior to the Expiration Time, a Flip-in Event which has not been waived by the Board of Directors occurs (see “Redemption, Waiver and Termination”), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person or a transferee of such a Person, which Rights will become null and void) shall constitute the right to purchase from the Corporation, upon exercise thereof in accordance with the terms of the 2005 Rights Plan, that number of Common Shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price, for the Exercise Price (such Right being subject to anti-dilution adjustments). For example, if at the time of the Flip-In Event the Exercise Price is $150 and the Market Price of the Common Shares is $50, the holder of each Right would be entitled to purchase Common Shares having an aggregate Market Price of $300 (that is, 6 Common Shares) for $150 (that is, a 50% discount from the Market Price).

(g) Permitted Bid and Competing Permitted Bid

A Permitted Bid is a Take-over Bid made by way of a Take-over Bid circular and which complies with the following additional provisions:

(i)                  the Take-over Bid is made to all holders of record of Voting Shares, other than the Offeror;

(ii)               the Take-over Bid contains irrevocable and unqualified conditions that:

(I)      no Voting Share shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid and the provisions for the take-up and payment for Voting Shares tendered or deposited thereunder shall be subject to such irrevocable and unqualified condition;

(II)    unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for Voting Shares and all Voting Shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

(III)   more than 50% of the outstanding Voting Shares held by Independent Shareholders must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for Voting Shares; and

(IV)   in the event that more than 50% of the then outstanding Voting Shares held by Independent Shareholders have been deposited to the Take-over Bid and not withdrawn as at the close of business on the date of first take-up or payment for Voting Shares under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 business days from the date of such public announcement.

A Competing Permitted Bid is a Take-over Bid that is made after a Permitted Bid or another Competing Permitted Bid has been made but prior to its expiry, satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is not required to remain open for 60 days so long as it is open until the later of (i) the earliest date on which Common Shares may be taken-up or paid for under any earlier Permitted Bid or Competing Permitted Bid that is in existence and (ii) 35 days (or such other minimum period of days as may be prescribed by applicable law in Alberta) after the date of the Take-over Bid constituting the Competing Permitted Bid.

(h) Redemption, Waiver and Termination

(i)                  Redemption of Rights on Approval of Holders of Voting Shares and Rights The Board of Directors acting in good faith may, after having obtained the prior approval of the holders of Voting Shares or Rights, at any time prior to the occurrence of a Flip-In Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, appropriately adjusted for anti-dilution as provided in the 2005 Rights Plan (the “Redemption Price”).

(ii)               Waiver of Inadvertent Acquisition The Board of Directors acting in good faith may waive the application of the 2005 Rights Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a Person became an Acquiring Person under the 2005 Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Voting Shares such that at the time of waiver the Person is no longer an Acquiring Person.

(iii)            Deemed Redemption In the event that a Person who has made a Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived or has deemed to have waived the application of the 2005 Rights Plan consummates the acquisition of the Voting Shares, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

(iv)           Discretionary Waiver with Mandatory Waiver of Concurrent Bids The Board of Directors acting in good faith may, prior to the occurrence of the relevant Flip-In Event as to which the 2005 Rights Plan has not been waived under this clause, upon prior written notice to the Rights Agent, waive the application of the 2005 Rights Plan to a Flip-In Event that may occur by reason of a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Voting Shares and otherwise than by inadvertence in the circumstances described in (h)(ii) above, to waive the application of the 2005 Rights Plan to such Flip-In Event. However, if the Board of Directors waives the application of the 2005 Rights Plan, the Board of Directors shall be deemed to have waived the application of the 2005 Rights Plan in respect of any other Flip-In Event occurring by reason of such a Take-over Bid made prior to the expiry of a bid for which a waiver is, or is deemed to have been, granted.

(v)              Discretionary Waiver respecting Acquisition not by Take-over Bid Circular The Board of Directors acting in good faith may, with the prior consent of the holders of Voting Shares, determine, at any time prior to the occurrence of a Flip-In Event as to which the application of the 2005 Rights Plan has not been waived, if such Flip-In Event would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a Take-over Bid made by means of a Take-over Bid circular to holders of Voting Shares and otherwise than by inadvertence in the circumstances described in (h)(ii) above, to waive the application of the 2005 Rights Plan to such Flip-In Event. However, if the Board of Directors waives the application of the 2005 Rights Plan, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than 10 Business Days following the meeting of Shareholders called to approve such a waiver.

(vi)           Redemption of Rights on Withdrawal or Termination of Bid Where a Take-over Bid that is not a Permitted Bid is withdrawn or otherwise terminated after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. In such event, the 2005 Rights Plan will continue to apply as if the Separation Time had not occurred and one Right will remain attached to each Common Share as provided for in the 2005 Rights Plan.

If the Board of Directors is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price. Within 10 business days of any such election or deemed election to redeem the Rights, the Corporation will notify the holders of the Voting Shares or, after the Separation Time, the holders of the Rights.

(i) Anti-dilution Adjustments

The Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i)                  if there is a dividend payable in Voting Shares or Convertible Securities (other than pursuant to any optional stock dividend program or dividend reinvestment plan or a dividend payable in Voting Shares in lieu of a regular periodic cash dividend) on the Common Shares, or a subdivision or consolidation of the Common Shares, or an issuance of Common Shares or Convertible Securities in respect of, in lieu of or in exchange for Common Shares; or

(ii)               if the Corporation fixes a record date for the distribution to all holders of Common Shares of certain rights or warrants to acquire Common Shares or Convertible Securities, or for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in Common Shares) or rights or warrants.

(j) Supplements and Amendments

Changes that the Board of Directors, acting in good faith, determines are necessary to maintain the validity of the Rights Plan as a result of any change in any applicable legislation, rules or regulation may be made subject to subsequent confirmation by the holders of the Common Shares or, after the Separation Time, Rights.

The Corporation may make amendments to correct any clerical or typographical error.

Subject to the above exceptions, after the meeting, any amendment, variation or deletion of or from the Rights Plan and the Rights, is subject to the prior approval of the holders of Common Shares, or, after the Separation Time, the holders of the Rights.

(k) Expiration

If the 2005 Rights Plan is ratified, confirmed and approved at the meeting, it will become effective immediately following such approval and remain in force until the earlier of the Termination Time (the time at which the right to exercise Rights shall terminate pursuant to the 2005 Rights Plan) and the termination of the annual meeting of the shareholders in the year 2008 unless at or prior to such meeting the Independent Shareholders ratify the continued existence of the 2005 Rights Plan.

The Dow Jones Sustainability Index (DJSI) follows a best-in-class approach comprising the sustainability leaders from each industry. Suncor has been part of the index since the DJSI was launched in 1999.

As an Imagine Caring Company, Suncor contributes 1% of its pretax profit to registered charities.

This document contains forward-looking statements based on Suncor’s current plans, expectations, projections and assumptions. Some of the forward-looking statements may be identified by words like “expects” and “plans”. These statements are not guarantees of future performance. Actual results could differ materially, as a result of factors, risks and uncertainties known and unknown to which Suncor’s business is subject. Further discussion of the risks, uncertainties and other factors that could affect these plans, and any actual results, is contained in Suncor’s annual report to shareholders and other documents filed with regulatory authorities.

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If you are looking for Suncor’s 2004 annual report and you haven’t received it in the mail, you may not have confirmed you wanted to receive it. Our 2004 annual report is available electronically on Suncor’s web site at www.suncor.com. Or if would like to receive a printed copy, please call 1-800-558-9071.

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